Filed Pursuant to Rule 424(B)(5)
Registration No. 333-90850
Prospectus supplement
To prospectus dated July 15, 2002

7,500,000 shares

GenCorp Inc.

Common stock

We are offering 7,500,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “GY.” The last reported sale price of our common stock on the New York Stock Exchange on November 17, 2004 was $16.32 per share.

	Per share	Total

Public offering price	$16.00	$120,000,000

Underwriting discounts and commissions	$ 0.80	$ 6,000,000

Proceeds to us, before expenses	$15.20	$114,000,000

We have granted the underwriters a 30-day option to purchase up to an additional 1,125,000 shares of our common stock to cover over-allotments.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-16 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock to investors on or about November 23, 2004.

JPMorgan	Wachovia Securities

Sole Book-Running Manager	Lead Manager
BNY Capital Markets, Inc.

November 17, 2004

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About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock we are offering and also changes, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, including securities other than those we are offering by this prospectus supplement. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent information contained in this prospectus supplement is inconsistent with information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

References in this prospectus to the terms “we,” “us” or “company” or other similar terms refer to GenCorp Inc., including our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. The term “you” refers to a prospective investor.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

Our fiscal year ends on November 30 of each year. When we refer to a fiscal year, such as fiscal 2003, we are referring to the fiscal year ended on November 30 of that year.

Note regarding forward-looking statements

This prospectus supplement includes and incorporates by reference forward-looking statements. These statements present, without limitation, the expectations, beliefs, plans and objectives of management and assumptions underlying or judgments concerning matters discussed in the statements. The words “believe,” “estimate,” “anticipate,” “project” and “expect,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital.

A variety of factors could cause our actual results or outcomes to differ materially from those expected and expressed in our forward-looking statements. Some important risk factors that could cause our actual results or outcomes to differ from those expressed in our forward-looking statements are described under the heading “Risk factors” in this prospectus supplement beginning on page S-16, in our Annual Report on Form 10-K for the fiscal year ended November 30, 2003 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004, as amended. Additional risks may be described from time to time in future filings with the Securities and Exchange Commission, or the SEC. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.

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Summary

This summary highlights selected information regarding our company. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the common stock. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including “Risk factors” beginning on page S-16, the financial information included in or incorporated by reference into this prospectus supplement and the documents to which we have referred.

Our business

We are a leading technology-based manufacturer of aerospace and defense products and systems. Our Aerospace and Defense business segment includes the operations of Aerojet-General Corporation, which we refer to as Aerojet, which develops and manufactures propulsion systems for space and defense applications, armament systems for precision tactical weapon systems and munitions applications. We are one of the largest providers of both liquid and solid propulsion systems in the United States. In addition, we operate a Real Estate business segment that includes activities related to the development, sale and leasing of our real estate assets. Through our Aerojet subsidiary, we own approximately 12,700 acres of land adjacent to U.S. Highway 50 between Rancho Cordova and Folsom, California just east of Sacramento, which we refer to as the Sacramento land. We are currently in the process of seeking zoning changes and other governmental approvals to allow the development of a portion of the Sacramento land to optimize its value. We have made applications for the re-zoning and development of approximately 4,100 acres representing two multi-use development projects, Easton and Rio Del Oro.

Aerospace and defense segment

For over 60 years, Aerojet has been a pioneer in the development of crucial technologies and products that have strengthened the U.S. military and furthered the exploration of space. We focus on creating military defense systems, as well as military, civil and commercial space systems, that address the needs of two broad industry sectors: defense systems and space systems.

•	Defense systems— Our defense systems products include propulsion for strategic and tactical missiles, precision strike missiles and interceptors required for missile defense. In addition, Aerojet is a leading supplier of armament systems to the U.S. Department of Defense (DoD) and its prime contractors. Product applications for defense systems include strategic and tactical missile motors, maneuvering propulsion, attitude control systems and warhead assemblies used in precision weapon systems and missile defense, as well as advanced airframe structures required on the F-22 Raptor aircraft.

•	Space systems— Our space systems products include liquid, solid and electric propulsion systems for launch vehicles, transatmospheric vehicles and spacecraft. Product applications for space systems include liquid engines for expendable and reusable launch vehicles, upper stage engines, satellite propulsion, large solid boosters and integrated propulsion subsystems.

As a merchant supplier to the aerospace and defense industry, we do not align ourselves with any prime defense contractor except on a project-by-project basis. We believe that our position as a merchant supplier has helped us become a trusted partner to our customers, enabling us to maintain strong relationships with a variety of prime contractors. The principal end-user customers of our products and technology include agencies of the U.S. government, such as the

DoD and the National Aeronautics and Space Administration (NASA). Key prime defense contractors we work with are The Boeing Company, Lockheed Martin Corporation and Raytheon Company. Many programs on which we are contracted have product lifecycles exceeding 10 years, such as the Delta, Standard Missile and Tomahawk programs. Under each of our contracts, we act either as a prime contractor, where we sell directly to the end user, or as a subcontractor, where we sell our products to other prime contractors. A subset of our key programs is listed below:

Program	Primary customer	End users	Program description

Defense systems
F-22 Raptor Aircraft	Boeing	U.S. Air Force (USAF)	Advanced electron beam welding for airframe structures
GMD Exoatmospheric Kill Vehicle Liquid DACS	Raytheon	Missile Defense Agency	Liquid divert and attitude control systems
HyFly (Hypersonic Flight)	Boeing	U.S. Navy	Dual combustion ramjet
Javelin	Lockheed Martin	U.S. Army	Tactical solid missile motors
Joint Common Missile (JCM)	Lockheed Martin	U.S. Army; U.S. Navy	Tactical solid missile motors
Multiple Launch Rocket System (MLRS)	Lockheed Martin	U.S. Army; International	Tactical solid missile motors
Non-Line of Sight Missile (NLOS)	Raytheon	U.S. Army	Tactical solid missile motors
Patriot Advanced Capability (PAC)-3	Lockheed Martin	U.S. Army; Missile Defense Agency	Tactical solid missile motors
Standard Missile	Raytheon	U.S. Navy; Missile Defense Agency	Tactical solid missile motors
Terminal High Altitude Air Defense (THAAD)	Lockheed Martin	U.S. Army; Missile Defense Agency	Tactical solid missile motors
Tomahawk	Raytheon	U.S. Navy	Tactical solid missile motors and warheads

Space systems
A2100 Commercial Geostationary Satellite Systems	Lockheed Martin	Various	Electric and liquid thrusters for orbit and attitude maintenance
Advanced Extremely High Frequency MilSatCom	Lockheed Martin	USAF	Electric and liquid thrusters for orbit and attitude maintenance
Atlas V	Lockheed Martin	USAF; Commercial	Solid “strap-on” booster motor for this medium-to- heavy lift launch vehicle
Delta II	Boeing	NASA; USAF; Commercial	Upper stage pressure-fed liquid rocket engine
Titan IV	Lockheed Martin	USAF	First and second stage liquid rocket booster engine
Upper Stage Engine Technology	USAF Research Laboratory	NASA; USAF	Develop design tools for future upper stage liquid engines

As of August 31, 2004, we had a contract backlog of $867 million compared with $830 million as of November 30, 2003. Funded backlog, which includes only the amount for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer was $503 million as of August 31, 2004, compared to funded backlog of $425 million on November 30, 2003.

Following a period of budget decreases in the post-Cold War era, the U.S. defense budget, as appropriated by Congress, has continued to increase in recent years. Under the Bush Administration, the defense budget has experienced the first double-digit increase since the early 1990’s. The national defense budget, which totaled $350 billion in 2002, has risen steadily to over $375 billion in 2004 with proposals from the Bush Administration to increase it up to $416 billion in 2005. The Company expects the U.S. defense budgets for research, development, test and evaluation, and procurement, both of which fund Aerojet’s programs, will grow as well, with the final 2005 budget rising over 2004 levels by 3% to $144 billion and annual forecasts thereafter continuing to show increases through 2009. While the ultimate distribution of the defense budget remains uncertain, we are well positioned to benefit from the planned increases in defense spending.

The United States is demonstrating renewed commitment to space and planetary exploration. The Bush Administration has announced plans, which are subject to Congressional approval, to increase NASA’s current budget of $15.4 billion by an average of 5% over the next three years and by approximately 1% in the two subsequent years. Near-term activities included in NASA’s space initiative are development of a new manned vehicle (the Crew Exploration Vehicle), robotic moon missions and continued development of propulsion technologies for deep space exploration. We believe we are well-positioned to compete for significant roles on these projects. Furthermore, as a result of NASA’s intention to retire from service the Space Shuttle program as early as 2010 and the limited time in which to develop new technologies, we believe that NASA will focus on maneuvering and long duration propulsion systems that are flight-proven, which will present opportunities for existing Aerojet systems.

Real estate segment

The Sacramento land was acquired by Aerojet in the early 1950s for the manufacturing and testing of propulsion products. Most of the Sacramento land was used to provide a safe buffer zone between propulsion test sites and was never used for actual production or testing purposes. Due to the increased use of government test facilities, our testing operations now require a much smaller industrial footprint. We believe that the compelling demographic and real estate dynamics in the Sacramento area provide an opportunity to unlock value in our Sacramento land through development for a wide variety of uses, including residential, industrial, office and commercial.

Despite limited acreage being used for actual propulsion testing and production, much of the Sacramento land has been encumbered by environmental directives from federal and state agencies. In 1997, California regulators released from environmental restrictions 1,115 acres of the Sacramento land, which were sold in 2001 to a regional homebuilder. In 2002, state and federal regulators released environmental restrictions on an additional 2,600 acres of the Sacramento land. We believe that we will realize greater value for those portions of the Sacramento land we intend to develop as the remaining environmental restrictions are released and the land is re-zoned for planned uses.

We currently have made applications with appropriate regulatory authorities for the re-zoning and development of over 4,100 acres of land. In 2002, we filed an application for the re-zoning and development of a 2,715 acre project called Rio Del Oro, which is now part of the newly incorporated city of Rancho Cordova. This land is subject to state environmental restrictions. We are working with state agencies to establish that the majority of this property is not environmentally contaminated so that the restrictions can be released and development can proceed. In early 2004, we announced plans for a 1,390 acre master planned community called Easton and filed an application for the re-zoning and development of the land with Sacramento County. Approximately 330 acres of land designated for this project are subject to federal environmental restrictions, which must be released before development of the restricted acres can proceed. In addition, we plan to make an application for the re-zoning and development of approximately 1,700 additional acres by December 31, 2004. Approximately 260 acres of this land are subject to federal environmental restrictions, which must be released prior to development of the restricted acres. It may take several years before we receive the government and regulatory approvals necessary to further the development of these projects.

The residential real estate market in Sacramento County and its surrounding area has recently realized substantial price appreciation. According to the California State University, Sacramento forecast prepared for the California Institute for County Government, annual sales of new homes in the Sacramento region grew from approximately 6,000 homes in 1995 to 17,000 homes in 2003. During the same period, median new home prices grew approximately 100% from $150,000 to $300,000. In addition, according to CB Richard Ellis, new home prices are predicted to increase by 15% in 2004. CB Richard Ellis has also stated that prices for zoned land at least doubled in 2003 and are expected to stay strong in 2004. Several positive factors have influenced this appreciation:

•	According to the Sacramento Area Commerce and Trade Organization, or SACTO, Sacramento population growth has increased at a 2.4% compounded annual growth rate between 1995 and 2002.
•	Non-agricultural employment in the Sacramento market grew at a 3.6% compounded annual growth rate from 1995 to 2002, according to SACTO.
•	Continued historically low mortgage interest rates.

In addition to the projects described above, we currently lease to third parties approximately 330,000 square feet of office space and 10 acres of land. As we work toward the development of the Sacramento land, we will also continue to explore other alternatives to monetize our real estate holdings. These alternatives may include the sale or lease of land, the granting of aggregate mining rights and entering into joint ventures with real estate developers.

Our strengths

We believe that the following key strengths position us to create future shareholder value.

Market leadership in propulsion products and technology

We are one of the largest providers of both liquid and solid propulsion systems in the United States. Having the capability to design and produce both liquid and solid systems allows us to utilize and transfer technology between these broad product areas and to spawn innovation for a wider range of applications. Aerojet has historically been able to capitalize on its market leadership and strong technical capabilities to become the sole provider of key products and systems for major propulsion programs. We believe that our strong incumbent position as a sole provider of key products and systems provides us a competitive advantage in winning contracts for new programs as well as follow-on contracts for existing programs, such as the Tomahawk and Patriot programs.

Broad diversity of propulsion product offerings

Our broad portfolio of propulsion products and our ability to offer those products to both military and civil customers allow us to compete effectively. Our diverse array of propulsion systems and technologies creates synergies that allow us to be a sole-source provider on many programs and provide comprehensive systems for our customers’ needs. This diversification provides us with reduced exposure to individual customers or programs, allowing for better long-term business planning and more stable short-term results. No single program accounted for more than 10% of our total sales for the nine months ended August 31, 2004.

Significant presence in key aerospace and defense programs

We maintain a key presence in major defense and space programs. More than 80% of all U.S. satellites in orbit include an Aerojet component. In addition, Aerojet propulsion systems have flown on every manned space vehicle since the Gemini program in 1965 and every NASA discovery mission since the inception of the U.S. Space Program. We are also a key supplier of tactical propulsion and armaments subsystems for the ongoing war on terror, including the solid rocket motors for Tomahawk, Javelin and MLRS missiles, and warheads for Tomahawk, Joint Standoff Weapon and TOW missiles. We are also collaborating with prime contractors on initial research and development for next generation weapons including an insensitive rocket motor for JCM, a variable thrust rocket motor for the NLOS Missile, an Active Protection System (APS) to increase the survivability of light armored vehicles and a low collateral damage warhead for the Small Diameter Bomb.

Merchant supplier status

We are a merchant supplier in the aerospace and defense industry and do not align ourselves with any prime defense contractor except on a project by project basis. We believe that our position as a merchant supplier has helped us become a trusted partner with our major aerospace and defense customers, enabling us to maintain strong relationships with a variety of prime contractors.

Technology leadership and program success

Aerojet has a 60-year history of technical excellence, program success and engineering ingenuity. Our engineering and technical staff of approximately 1,000 people represents one of the leading research and development teams in the area of propulsion. We maintain an active research and development effort primarily supported by customer funding. For the nine months ended August 31, 2004 and the fiscal year ended November 30, 2003, our total research and development expenditures were $109 million and $99 million, respectively, of which $104 million and $92 million, or 95% and 93%, respectively, were customer funded. We believe that customer funded research and development is vital to our ability to compete for contracts and to enhance our technology base. Recently, we achieved an industry first with the successful test flight of a controlled thrust solid rocket. We believe that our advanced engineering and manufacturing capabilities enhance our efforts to develop new products and win new contracts.

Longstanding industry relationships

We collaborate closely with the DoD, NASA and major aerospace and defense prime contractors at each stage of a project’s lifecycle, from the initial concept to production. These longstanding relationships also help us determine our own product and technology development directions and play an important role in having our propulsion technologies and products selected as key components in major defense and aerospace propulsion systems. In addition, we believe that our long-term relationships and reputation for performance enhance customer loyalty and position us to secure new programs and platforms. For example, we are often approached by more than one prime contractor in program bidding processes to provide our propulsion technologies and products.

Our strategy

Increased corporate focus

We have historically managed multiple disparate business units. However, we believe the prospects for our core propulsion business and our real estate assets represent the greatest opportunities to create long-term shareholder value. As part of a strategic plan to position our business for growth, we sold our GDX Automotive business during the third quarter of fiscal 2004 and announced our plans to sell our Fine Chemicals business. As a result, our Fine Chemicals business was classified as a discontinued operation as of the third quarter of fiscal 2004.

Establish incumbent position on a range of government funded programs

Propulsion programs can represent profitable revenue streams for many years due to long funded development and production lifecycles. Once a program is awarded, it is difficult for a competitor to replace the original contractor. We will continue to actively compete for a broad range of government funded programs in order to establish our products and systems as core components of key government funded propulsion programs. By establishing a leadership position across a range of key programs, we believe that we can capture the substantial benefits of improved margins, sustained positive cash flows, consistent utilization and reduced exposure to risks associated with individual customers or programs.

Maintain technology leadership

We develop innovative and enduring products and systems for the aerospace and defense industry. Our technologies and products are designed to provide the highest performance within the limitations of a project’s parameters, including cost, size and compatibility with other components. In order to maintain our technological leadership, we actively seek customer funding for key research and development initiatives in our core markets. In addition, we pursue projects that require the development of new technologies and expertise that can be subsequently leveraged in our next generation projects.

Controlled monetization of our real estate holdings

We intend to monetize the value of our real estate through a long-term development plan that seeks to maximize value through land improvements and a development schedule that is within regional absorption rates. We will continue to work with federal, state and local governmental agencies to secure necessary government approvals, such as re-zoning, and infrastructure improvements, such as water access, to allow us to develop our real estate holdings. We also intend to take advantage of opportunistic transactions such as land sales or leases and joint ventures with real estate developers.

Growth through strategic aerospace and defense acquisitions

We expect that strategic acquisitions in our Aerospace and Defense segment will remain an important part of our business strategy. We intend to pursue acquisitions of technologies and businesses that allow us to capitalize on new market opportunities, maintain and extend our technology leadership and expand our market presence in propulsion systems. A recent example of this strategy is our October 2003 acquisition of the propulsion business of Atlantic Research Corporation (ARC), a leading supplier of solid rocket motors for tactical and missile defense applications. The ARC acquisition also complemented our capabilities for air-breathing and strategic systems. Additionally, in 2002, we acquired the assets of General Dynamics’ Ordnance and Tactical Systems Space Propulsion and Fire Suppression business, a leading supplier of satellite propulsion systems for defense, civil and commercial applications. These two acquisitions enhanced and diversified our product and technology portfolios and better positioned us to compete for our customers’ propulsion requirements.

Recent developments

Financing developments

Convertible debenture offering. On November 17, 2004, we priced a private offering at par of $80 million of 2 1/4% Convertible Subordinated Debentures due 2024, which we refer to as our 2 1/4% debentures. The debentures are convertible, at the option of the holder upon the satisfaction of certain conditions, into cash and, if applicable, our common stock at an initial conversion price of $20.00 per share, subject to certain adjustments. The initial conversion price is equivalent to a conversion rate of 50 shares per $1,000 principal amount of debentures. We have granted the initial purchasers an option to purchase up to an additional $80 million aggregate principal amount of debentures. The offering is expected to close on November 23, 2004. We intend to use the net proceeds of the offering to repurchase a portion of our outstanding 5 3/4% Convertible Subordinated Notes due 2007, which we refer to as our 5 3/4% notes. Any net proceeds not used to repurchase our 5 3/4% notes will be used to repay or repurchase other outstanding indebtedness.

The debentures and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the debentures and common stock issued upon conversion of the debentures may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. We have agreed that we will file a registration statement covering the resale of the debentures and the common stock issuable upon conversion of the debentures.

Amendment, consent and waiver under senior credit facility. On November 5, 2004, we entered into an amendment, consent and waiver under our senior credit facility that: (i) permits the issuance of the common stock offered hereby and the issuance of the convertible subordinated debentures described above; (ii) excludes the net proceeds from the sale of such convertible subordinated debentures from the mandatory prepayment provisions of the senior credit facility; (iii) allows us to deposit the net proceeds from this offering in a designated account with one of our lenders until March 1, 2005 and requires consent of the lenders for the use of the proceeds unless used to repay borrowings under our senior credit facility and (iv) allows us to use the net proceeds from the convertible subordinated debentures offering to repurchase our 5 3/4% notes.

New credit facility. On November 5, 2004, we received a commitment letter from Wachovia Bank, National Association for a syndicated $175 million secured credit facility which will replace our current credit facility. The revolving credit portion of the facility is anticipated to be $75 million and to mature five years from the closing date of the facility. The term loan portion of the facility is anticipated to be a six-year $100 million term loan which shall include a pre-funded letter of credit subfacility of up to $75 million. The maturity dates may be accelerated to January 2007 if our 5 3/4 notes remain outstanding at that time.

The facility will be secured by a first priority pledge of the capital stock of certain of our subsidiaries and all of our material tangible and intangible assets. In addition, our material domestic subsidiaries will unconditionally guarantee our obligations under the facility. We anticipate closing the facility by the end of 2004.

The consummation of the new credit facility is subject to a number of terms and conditions, including the closing of this offering and the convertible debenture offering, negotiation of definitive loan documents and satisfactory completion of due diligence. Because the definitive loan documentation is subject to negotiation and subsequent syndication, the final terms, conditions and covenants of the new credit facility may differ from those described herein. We cannot assure you that the new credit facility will be consummated on the terms contemplated above or at all.

Consent solicitation. On November 1, 2004, we announced that, as of 5:00 p.m. Eastern daylight time, on October 29, 2004, which we refer to as the consent expiration date, we had received the consents required to modify provisions in the indenture governing our outstanding 9 1/2% Senior Subordinated Notes due 2013, which we refer to as our 9 1/2% notes, to permit the refinancing of our 5 3/4% notes. As of the consent expiration date, approximately 67% of the $150 million aggregate principal amount outstanding of the 9 1/2% notes consented to the modifications. We paid total consideration of $1.25 per $1,000 aggregate principal amount of the 9 1/2% notes for which consents were received. We and the trustee have executed a supplemental indenture to the indenture governing the 9 1/2% notes containing those amendments to the indenture.

Shareholder opposition to offerings and request to negotiate

On November 2, 2004, we received a letter from Steel Partners II, L.P., which owns approximately 9.8% of our common stock and is our third largest shareholder, submitting a shareholder proposal for our next annual meeting of shareholders related to the declassification of our Board of Directors. Steel Partners previously had requested that we approve, for purposes of Ohio’s Interested Shareholder Transactions Act, its acquisition of more than 10% of our common stock. In its November 2 letter, Steel Partners indicated that it would agree to a 19.9% limitation on its ownership for one year if we took a number of actions, including reincorporation in Delaware; elimination of our classified terms for directors; elimination of all “supermajority” provisions contained in our articles of incorporation and code of regulations; termination of our shareholder rights plan; adoption of a mandatory retirement age of 70 for our directors; and the grant of board observer rights to Steel Partners.

On November 8, 2004, we announced this offering, the offering of the convertible debentures and the receipt of a commitment letter for our new credit facility, which we collectively refer to as the financing transactions. On November 11, 2004, Steel Partners sent us a letter, which it made publicly available, stating that it did not support the common stock or debenture offerings and indicating that Steel Partners would like to enter into negotiations with us to acquire all of our outstanding common stock for $17 per share. The letter made the request contingent on several factors and indicated that Steel Partners did not have financing in place to consummate an acquisition.

On November 12, 2004, Gabelli Asset Management Inc., which through its affiliated funds owns approximately 16.8% of our common stock and is our largest shareholder, sent us a letter, which it filed with the SEC, objecting to the financing transactions, encouraging us to closely examine the Steel Partners proposal and stating that if we continued to pursue the financing transactions it would vote its shares against re-election of our directors. On November 13, 2004, Pirate Capital, LLC, which owns approximately 2.6% of our common stock, sent us a letter supporting the positions previously taken by Steel Partners and encouraging us to terminate the financing transactions.

On November 14, 2004, our Board of Directors unanimously determined to continue with the financing transactions, rejected Steel Partners’ request that we enter into acquisition negotiations, and determined that the price indicated by Steel Partners was inadequate and not in the best interests of our shareholders.

On November 15, 2004, Steel Partners sent us a letter, which it made publicly available, stating that it was confident that it could obtain the financing necessary to consummate an acquisition of us and that it would consider an acquisition price above $17 per share if we could demonstrate a higher value. Subsequent to receipt of this letter, on November 15, 2004 we announced that we were continuing with the financing transactions.

We cannot be sure what action, if any, these or other shareholders may take, and we cannot predict what impact any such action may have on our ability to close our financing transactions, including this offering. If we are unable to complete one or more of our financing transactions as currently contemplated, we may not realize all of the benefits from our financing transactions that we anticipate.

On November 8, 2004, the day we announced our financing transactions, the closing sale price of our common stock on the New York Stock Exchange was $14.07 per share. On November 11, the day Steel Partners made its letter public, the closing sale price of our common stock was $17.50 per share. On November 17, 2004, the closing sale price our common stock was $16.32 per share. We cannot predict how the market price of our common stock may change in response to recent developments, or in response to future actions, or inaction, by the named shareholders, by us or by others. It is possible that the price of our common stock may be volatile in the near term, or for a longer period.

Business developments

Intent to dispose of Fine Chemicals business. On October 15, 2004, we announced our strategic decision to sell our Fine Chemicals business, which, through Aerojet Fine Chemicals, is a custom manufacturer of active pharmaceutical ingredients and registered intermediates for pharmaceutical and biotechnology companies. This plan was a result of management’s decision to focus our capital and resources on our Aerospace and Defense and Real Estate businesses. We will continue to operate our Fine Chemicals business in the ordinary course of business pending any sale. We have classified our Fine Chemicals business segment as a discontinued operation as of the third quarter of fiscal 2004.

Sale of GDX Automotive business. During the second quarter of fiscal 2004, we announced plans to sell our GDX Automotive, or GDX, business, which developed and manufactured vehicle sealing systems for automotive original equipment manufacturers. This decision was a result of declining volumes and continued challenges in this market environment including adverse customer pricing pressures, increased material costs, high development and start-up costs and increased working capital requirements. In accordance with our plan to sell the GDX business, we classified our GDX business segment as a discontinued operation during the second quarter of fiscal 2004. During the third quarter of fiscal 2004, we completed the sale of GDX to Cerberus Capital Management, L.P. for $147 million, subject to adjustment, of which $140 million has been received as of August 31, 2004.

Our principal executive offices are located at Highway 50 and Aerojet Road, Rancho Cordova, California 95670. Our mailing address is P.O. Box 537012, Sacramento, California 95853-7012, and our telephone number is (916) 355-4000. We maintain a website at www.gencorp.com; however, the information on our website is not part of this prospectus supplement, and you should rely only on the information contained in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement when making a decision as to whether to invest in the common stock.

The offering

Issuer	GenCorp Inc.

Securities offered	7,500,000 shares

Shares to be outstanding after this offering	52,924,807 shares

Use of proceeds	We intend to use the net proceeds from the offering to redeem a portion of our 9 1/2% notes and to either repay borrowings under our senior credit facility or for general corporate purposes.

Risk factors	See the “Risk factors” section on page S-16 and other information contained herein for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange symbol	“GY”

The figures above are based on 45,424,807 shares of common stock outstanding as of October 29, 2004 and assume no exercise of outstanding options since that date. The number of shares of common stock outstanding after this offering excludes 1,808,008 shares of common stock reserved for issuance under our 1999 Equity and Performance Incentive Plan and 2,302,965 shares of common stock reserved for issuance under our Option Adjustment Plan, of which 2,663,724 shares were subject to outstanding options at a weighted average exercise price of $10.94 per share as of October 29, 2004. The figures above also exclude 8,101,000 shares of common stock reserved for issuance upon conversion of our 4% Contingent Convertible Subordinated Notes due 2024, which we refer to as our 4% notes, 8,500,000 shares of common stock reserved for issuance upon conversion of our 5 3/4% notes and 8,000,000 shares of common stock reserved for issuance upon conversion of our 2 1/4% debentures.

Summary historical consolidated financial information

The following table presents summary historical consolidated financial information for us as of and for the year ended November 30, 2001, 2002 and 2003. This information has been derived from, and should be read together with, our audited consolidated financial statements, and the related notes, which are incorporated by reference into this prospectus supplement from our Current Report on Form 8-K dated November 4, 2004 and filed with the SEC on November 5, 2004. The summary historical consolidated financial information for us as of August 31, 2004 and for the nine months ended August 31, 2003 and 2004 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements, and the related notes, incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended August 31, 2004, as amended. In the opinion of management, all adjustments considered necessary for a fair presentation of our interim results and financial position have been included in our results and financial position as of August 31, 2004 and for the nine months ended August 31, 2003 and 2004. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year.

As described under “Summary— Recent developments— Business developments,” during the second and third quarters of fiscal 2004, we classified our GDX and Fine Chemicals business segments, respectively, as discontinued operations. Accordingly, for all periods presented, we have classified the results of the GDX and Fine Chemicals business segments as discontinued operations in the Income statement data, and we have classified the assets and liabilities of the GDX and Fine Chemicals business segments as assets and liabilities of discontinued operations in the Balance sheet data.

In addition, during the periods presented, we effected a number of acquisitions and dispositions, some of which were significant. As a result, our historical financial results for the periods presented may not be directly comparable. For more information about the acquisitions and dispositions effected during the periods presented, see Note 9 to our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement.

				Nine months ended
	Year ended November 30,			August 31,
(in millions, except per share
information and ratios)	2001	2002	2003	2003	2004

Income statement data:
Net sales:
Aerospace and Defense	$604	$271	$321	$226	$354
Real Estate	36	6	32	20	4
Intersegment sales elimination	—	—	(5)	(1)	(8)

	$640	$277	$348	$245	$350

Costs and expenses:
Cost of products sold	$537	$200	$260	$189	$319
Selling, general and administrative	6	8	31	20	34
Depreciation and amortization	32	21	28	20	25
Interest expense	26	9	22	13	25
Other (income) expense, net	(22)	5	(9)	(3)	(14)
Restructuring charges(1)	10	—	—	—	—
Unusual items, net(1)	(199)	15	5	2	—

	$390	$258	$337	$241	$389

Income (loss) from continuing operations before income taxes	$250	$19	$11	$4	$(39)
Income tax (benefit) provision	82	4	(1)	1	33

Income (loss) from continuing operations, net of income taxes	$168	$15	$12	$3	$(72)
Income (loss) from discontinued operations, net of income taxes	(40)	15	10	7	(306)

Net income (loss)	$128	$30	$22	$10	$(378)

Basic earnings per share:
Income (loss) from continuing operations	$3.98	$0.36	$0.26	$0.08	$(1.63)
Income (loss) from discontinued operations	(0.95)	0.35	0.24	0.15	(6.91)

Total	$3.03	$0.71	$0.50	$0.23	$(8.54)

Diluted earnings per share:
Income (loss) from continuing operations	$3.94	$0.35	$0.26	$0.08	$(1.63)
Income (loss) from discontinued operations	(0.94)	0.35	0.24	0.15	(6.91)

Total	$3.00	$0.70	$0.50	$0.23	$(8.54)

				Nine months ended
	Year ended November 30,			August 31,
(in millions, except per share
information and ratios)	2001	2002	2003	2003	2004

Other data:
Pension and non-pension retiree benefits income (expense)(2)	$72	$38	$1	$3	$(35)
Capital expenditures	$(20)	$(14)	$(11)	$(6)	$(11)
Net cash used in continuing operations	$(10)	$(54)	$(12)	$(13)	$(50)
Net cash provided by (used in) discontinued operations	$(59)	$37	$56	$33	$(33)
Ratio of earnings to fixed charges(3)	9.6	2.5	1.4	1.2
Non-GAAP financial measure:
EBITDA from continuing operations (4)	$308	$49	$61	$37	$11
Balance sheet data (at end of period):
Cash and cash equivalents(5)		$48	$64		$31
Property, plant and equipment, net		$102	$148		$140
Assets of discontinued operations		$642	$692		$105
Total assets		$1,656	$1,929		$1,355
Total debt		$387	$538		$568
Total shareholders’ equity		$360	$428		$25

(1)	See Note 16 to our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement, for information on restructuring and unusual items included in our financial results.

(2)	The information presented reflects pension income or expense and non-pension retiree benefit costs. In accordance with GAAP, our pension income or expense is comprised of the following: service cost (cost of pension benefits earned during the year by our employees); interest cost on the cumulative employee retiree benefit obligation based on an assumed discount rate; assumed earnings on plan assets based on the expected long-term rate of return; and amortization of gains or losses from prior periods. Market conditions and interest rates can significantly affect the assets and liabilities of our pension plans. Pension accounting requires that market gains and losses be deferred and recognized over a period of years. This “smoothing” results in the creation of assets or liabilities which will be amortized to pension income or expense in future years. The accounting method utilized by us recognizes gains and losses in the market value of pension assets over a period of five years. Although the smoothing period mitigates some volatility in the calculation of annual pension costs, future pension costs will be impacted by changes in the market value of pension plan assets. In prior years, we had pension income as the assumed return on pension plan assets, and the amortization of prior year gains exceeded our pension service costs and interest costs. In 2004, we are recognizing a non-cash pension expense, and, based on the information currently available to us, we expect to record pension expense in the foreseeable future. Pension income (expense) is a non-cash item and is reflected in either cost of goods sold or selling, general and administrative expenses. The tax effect related to this recognition is also non-cash and is reflected in the deferred tax liability account. With respect to the cost of providing non-pension benefits to our employees and retirees, GAAP requires companies to record liabilities on the balance sheet for these future obligations. We are generally able to recover a portion of the cost of providing non-pension retiree benefits, after deducting employee cost sharing, deductibles, co-insurance and other similar items, from the U.S. government through the overhead rates we charge on government contracts. Actual amounts recovered and the rates at which we recover these costs can vary from year to year, depending on the recovery rules in effect at the time and the proportion of our government and commercial contracts.

(3)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consists of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest. Effective December 1, 2001, we ceased recording goodwill amortization expense as required by SFAS No. 142. The ratio shown for the year ended November 30, 2001 takes into account goodwill amortization expense in calculating earnings. For the nine months ended August 31, 2004, earnings were insufficient to cover fixed charges by approximately $39 million.

(4)	EBITDA from continuing operations for 2001 includes a $199 million gain from unusual items, consisting of a $206 million gain related to the sale of the EIS business, income of $2 million from the insurance recovery of certain environmental remediation costs, and a $9 million charge related to customer reimbursements of tax recoveries. EBITDA from continuing operations for 2002 includes $15 million in unusual charges, comprising a $6 million charge for the write-off of certain in-process research and development of the acquired Redmond, Washington operations, a $6 million charge related to a purchase price adjustment for the sale of EIS, a $2 million charge for the reacquisition of the minority interest in our Fine Chemicals subsidiary and a $1 million charge for the write-off of bank fees in connection with a term loan repayment. EBITDA from continuing operations for 2003 includes a $5 million charge (of which $2 million was recognized in the first nine months of 2003) representing the unrecoverable portion of an estimated legal settlement with a local water company. See Note 16 to our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement.

EBITDA from continuing operations represents earnings before interest, taxes, depreciation and amortization and includes pension income or expense and expenses related to non-pension retiree benefits, restructuring charges and unusual items, net. We believe that, in addition to cash flow from operations, EBITDA from continuing operations is a useful financial measurement for assessing our liquidity as it provides management and investors with an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. In evaluating EBITDA from continuing operations, management considers, among other things, the amount by which EBITDA from continuing operations exceeds interest costs for the period, how EBITDA from continuing operations compares to principal repayments on debt for the period and how EBITDA from continuing operations compares to capital expenditures for the period. In addition, EBITDA from continuing operations should not be construed as a substitute for, and therefore should be read together with, net cash provided by (used in) operating activities, as determined in accordance with GAAP. The following table reconciles net cash used in continuing operations, which we believe to be the most closely related GAAP liquidity measure, to EBITDA from continuing operations for each of the periods presented:

				Nine months ended
	Year ended November 30,			August 31,

(in millions)	2001	2002	2003	2003	2004

Net cash used in continuing operations	$(10)	$(54)	$(12)	$(13)	$(50)
Changes in operating assets and liabilities	40	109	32	24	31
Gain on sale of businesses	206	(6)	—	—	—
Gain on sale of property, plant and equipment	23	—	—	—	—
Foreign currency gain	11	—	3	2	—
Depreciation and amortization	(32)	(21)	(28)	(20)	(25)
Other	(70)	(13)	17	10	(28)

Income from continuing operations	168	15	12	3	(72)
Income tax (benefit) provision	82	4	(1)	1	33
Interest expense	26	9	22	13	25
Depreciation and amortization	32	21	28	20	25

EBITDA from continuing operations	$308	$49	$61	$37	$11

(5)	In addition to cash and cash equivalents, we had restricted cash of $70 million at August 31, 2004.

Risk factors

Risks are associated with an investment in the common stock. There are a number of factors associated with our business, including those specified below, which could affect your decision whether to invest in the common stock. The following discussion describes the material risks currently known to us. You should carefully consider the risks described below together with the other information contained in, or incorporated by reference into, this prospectus supplement before deciding to invest in the common stock.

Risks related to our business

The cancellation or material modification of one or more significant contracts could have a material adverse effect on our ability to realize anticipated sales and profits.

Sales, directly and indirectly, to the U.S. government and its agencies accounted for approximately 82% of our Aerospace and Defense net segment sales and 76% of our total net sales from continuing operations in fiscal 2003 and approximately 85% of our Aerospace and Defense net segment sales and 85% of our total net sales from continuing operations in the nine months ended August 31, 2004. Our contracts typically permit the U.S. government to unilaterally modify or terminate a contract or to discontinue funding for a particular program at any time. The cancellation of one or more significant contracts could have a material adverse effect on our ability to realize anticipated sales and profits. The cancellation of a contract, if terminated for cause, could also subject us to liability for the excess costs incurred by the U.S. government in procuring undelivered items from another source. If terminated for convenience, our recovery of costs would be limited to amounts already incurred or committed, and our profit would be limited to work completed prior to termination.

The Under Secretary of the Air Force has indicated that in 2005 the DoD intends to revise the Evolved Expendable Launch Vehicle, or EELV, program under which we provide propulsion systems for the Atlas V rocket to reflect cost pressures resulting from continued low commercial launch activity. Details of the form and terms of the anticipated changes are unknown at this time; however, any significant change to the program will likely require Congressional approval and we cannot assure you that any such change will lead to a satisfactory resolution for launch vehicle manufacturers. The cancellation or material modification of the EELV program could adversely affect our revenues from that program and our ability to recover the costs we have incurred to date under the program.

Future reductions or changes in U.S. government spending could negatively affect our revenues.

Our primary aerospace and defense customers include the DoD and its agencies, the government prime contractors that supply products to these customers, and NASA. As of August 31, 2004, our contract backlog was $867 million, and our funded backlog, which includes only the amount of those contracts for which money has been directly authorized by Congress or for which a firm purchase order has been received by a commercial customer, was approximately $503 million. As a result, we rely on particular levels of U.S. government spending on propulsion systems for space and defense applications and armament systems for precision tactical weapon systems and munitions applications, and our backlog depends, in large part, on continued funding by the U.S. government for the programs in which we are involved. These spending levels are not generally correlated with any specific economic cycle, but rather follow the cycle of general political support for this type of spending. The overall

U.S. defense budget declined from the mid-1980s through the early 1990s and has since stabilized. Although the DoD currently forecasts the defense budget to increase through its fiscal year 2009, which is the remainder of the DoD’s detailed forecast period, future levels of defense spending may not increase and could decrease. In addition, we cannot predict how the outcome of Presidential and Congressional elections might affect the size and allocation of future defense spending. Moreover, although our contracts often contemplate that our services will be performed over a period of several years, Congress usually must approve funds for a given program each government fiscal year and may significantly reduce or eliminate funding for a program. A decrease in U.S. military expenditures, or the elimination or curtailment of a material program in which we are involved, could result in a significant decrease in our revenues.

A significant percentage of our aerospace and defense contracts are fixed-price contracts, so, if we experience cost overruns on these contracts, we would have to absorb the excess costs and our profitability would be adversely affected.

Our aerospace and defense contracts generally can be categorized as either “fixed-price” or “cost-reimbursable” contracts. Under fixed-price contracts, we agree to perform specified work for a fixed price and realize all of the profit or loss resulting from variations in the costs of performing the contract. As a result, all fixed-price contracts involve the inherent risk of unreimbursed cost overruns. To the extent we were to incur unanticipated cost overruns on a program or platform subject to a fixed-price contract, our profitability would be adversely affected. For example, our Atlas V program contract is a fixed-price contract that has not been profitable for us to date in part as a result of unexpected costs of development and production. During the third quarter of 2004, we recorded an inventory write-down of $16 million related to the Atlas V program. The write-down relates to unanticipated transition costs from the development phase to the production phase of the contract and the value of materials rendered obsolete by a decision to proceed with qualification and production of an enhanced motor configuration. As of August 31, 2004, the Atlas V inventory balance was $128 million. The current contract provides for production of 44 motors over a number of years and for the order of an additional 52 motors at the option of our prime contractor, Lockheed Martin. Full recovery of our Atlas V investment is subject to uncertainties, including: (i) our ability to produce motors at our estimated average unit price, (ii) final pricing of the enhanced motor configuration, and (iii) a satisfactory renegotiation of contract terms with, and the exercise of its option for additional motors by, Lockheed Martin. If we are unable to recover our costs, we will be required to take additional write-downs related to the Atlas V program. If the cost overruns associated with our Atlas V program continue, the program may not become profitable during the contract term and we may not be able to fully recover our investment in the program.

Our success and growth in the aerospace and defense industry depend on our ability to secure contracts. We face significant competition, including from competitors with greater resources than ours, which may adversely affect our market share.

We encounter intense competition in bidding for contracts. Many of our competitors have financial, technical, production and other resources substantially greater than ours. Although the downsizing of the defense industry in the early 1990s has resulted in a reduction in the aggregate number of competitors, the consolidation has also strengthened the capabilities of some of the remaining competitors resulting in an increasingly competitive environment. The U.S. government also has its own manufacturing capabilities in some areas. We may be unable to compete successfully with our competitors and our inability to do so could result in a decrease in revenues that we historically have generated from these contracts. Further, the U.S. government may open to competition programs on which we are currently the sole supplier, which could also adversely affect our revenues.

Our Aerospace and Defense segment is subject to procurement and other related laws and regulations inherent in contracting with the U.S. government, non-compliance with which could have a material adverse effect on our business.

In the performance of contracts with the U.S. government, we are subject to complex and extensive procurement and other related laws and regulations. Possible consequences of a failure to comply, even inadvertently, with these laws and regulations include civil and criminal fines and penalties, in some cases, double or treble damages, and suspension or debarment from future government contracts and exporting of goods for a specified period of time.

These laws and regulations provide for ongoing audits and reviews of incurred costs as well as contract procurement, performance and administration. The U.S. government may, if appropriate, conduct an investigation into possible illegal or unethical activity in connection with these contracts. Investigations of this nature are common in the aerospace and defense industry, and lawsuits may result. In addition, the U.S. government and its principal prime contractors periodically investigate the financial viability of its contractors and subcontractors as part of its risk assessment process associated with the award of new contracts. If the U.S. government or one or more prime contractors were to determine that we were not financially viable, our ability to continue to act as a government contractor or subcontractor would be impaired.

Our inability to adapt to rapid technological changes could impair our ability to remain competitive.

The aerospace and defense industry has undergone rapid and significant technological development over the last few years. Our competitors may implement new technologies before we are able to, allowing them to provide more effective products at more competitive prices. Future technological developments could:

•	adversely impact our competitive position if we are unable to react to these developments in a timely or efficient manner;
•	require us to write-down obsolete facilities, equipment and technology;
•	require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or
•	require significant capital expenditures for research, development and launch of new products or processes.

We may experience product failures, schedule delays or other problems with existing or new products and systems, all of which could result in increased costs and loss of sales.

Many of the products we develop and manufacture are technologically advanced systems that must function under demanding operating conditions. Even though we believe that we employ sophisticated and rigorous design, manufacturing and testing processes and practices, we may not be able to successfully launch or manufacture our products on schedule or our products may not perform as intended.

Some of our contracts require us to forfeit a portion of our expected profit, receive reduced payments, provide a replacement product or service or reduce the price of subsequent sales to the same customer if our products fail to perform adequately. Performance penalties also may be imposed should we fail to meet delivery schedules or other measures of contract performance. We do not generally insure against potential costs resulting from any required remedial actions or costs or loss of sales due to postponement or cancellation of scheduled operations or product deliveries.

Our operations and properties are currently the subject of significant environmental claims, and the numerous environmental and other government regulations to which we are subject may become more stringent in the future and may reduce our profitability and liquidity.

We are subject to foreign, federal, state and local environmental laws and regulations that, among other things, require us to obtain permits to operate and install pollution control equipment and regulate the generation, storage, handling, transportation, treatment and disposal of hazardous and solid wastes. We may also be subject to fines and penalties, and are subject to toxic tort and asbestos suits as well as other third-party lawsuits, due to both our past and present use of hazardous substances or the alleged on-site or off-site contamination of the environment through past or present operations. We may incur material costs in defending these proceedings or claims. Any unexpected adverse judgment or cash outlay could reduce our profitability and leave us with less cash available to service our debt. For example, our operations and financial condition could be adversely impacted if the judgment order in the amount of $29 million entered into on November 21, 2002 against us in GenCorp Inc. v. Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division) is upheld on appeal and the offsets to which we believe we are entitled are not realized. For additional discussion of environmental and legal matters, please see our Annual Report on Form 10-K for the fiscal year ended November 30, 2003, our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004, as amended and our other documents that are incorporated by reference into this prospectus supplement.

Although some of our environmental costs may be recoverable and we have established reserves, given the many uncertainties involved in assessing liability for environmental claims, our reserves may not be sufficient.

Under an agreement with the U.S. government, the U.S. government recognizes as allowable for government contract cost purposes up to 88% of environmental expenses at our Sacramento and former Azusa sites. Aerojet’s mix of contracts can affect the actual reimbursement made by the U.S. government. Because these costs are recovered through forward pricing arrangements, our ability to continue recovering these costs from the U.S. government depends on Aerojet’s sustained business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business. We also may seek recovery of our environmental costs from insurers.

As of August 31, 2004, we had established reserves of $317 million, which we believe to be sufficient to cover our estimated share of the environmental remediation costs at that time. However, given the many uncertainties involved in assessing liability for environmental claims, our reserves may prove to be insufficient. We continually evaluate the adequacy of those reserves, and they could change. In addition, the reserves are based only on known sites and the known contamination at those sites. It is possible that additional remediation sites will be identified in the future or that unknown contamination at previously identified sites will be discovered. This could lead us to have additional expenditures for environmental remediation in the future and given the many uncertainties involved in assessing liability for environmental claims, our reserves may prove to be insufficient.

For additional discussion of environmental matters, please see our Annual Report on Form 10-K for the fiscal year ended November 30, 2003, our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004, as amended and our other documents that are incorporated by reference into this prospectus supplement.

The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liability.

The operations of our Aerospace and Defense business involve the handling and production of potentially explosive materials and other dangerous chemicals, including materials used in rocket propulsion. Despite our use of specialized facilities to handle dangerous materials and intensive employee training programs, the handling and production of hazardous materials could result in incidents that temporarily shut down or otherwise disrupt our manufacturing and could cause production delays. It is possible that a release of these chemicals or an explosion could result in death or significant injuries to employees and others. Material property damage to us and third parties could also occur. The use of these products in applications by our customers could also result in liability if an explosion or fire were to occur. Any release or explosion could expose us to adverse publicity or liability for damages or cause production delays, any of which could have a material adverse effect on our reputation and profitability.

Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

We closely monitor sources of supply to assure that adequate raw materials and other supplies needed in our manufacturing processes are available. As a U.S. government contractor, we are frequently limited to procuring materials and components from sources of supply that can meet rigorous customer and/or government specifications. In addition, as business conditions, the DoD budget, and Congressional allocations change, suppliers of specialty chemicals and materials sometimes consider dropping low volume items from their product lines, which may require, as it has in the past, qualification of new suppliers for raw materials on key programs. The supply of ammonium perchlorate, a principal raw material used in our operations, is limited to a single source that supplies the entire domestic solid propellant industry. This single source, however, maintains two separate manufacturing lines a reasonable distance apart, which mitigates the likelihood of a fire, explosion, or other problem impacting all production. We also presently rely on one primary supplier for graphite fiber, which is used in the production of composite materials. This supplier has multiple manufacturing lines for graphite fiber. Although other sources of graphite fiber exist, the addition of a new supplier would require us to qualify the new source for use.

Current suppliers of some insulation materials used in rocket motors have announced plans to close manufacturing plants and discontinue product lines. These materials include polymers used in ethylene propylene diene monomer rubber insulation and aerospace grade rayon used in nozzles. We are in the process of qualifying new replacement materials for some programs. For other programs, we have produced sufficient inventory to cover current program requirements and are in the process of qualifying new replacement materials to be qualified in time to meet future production needs.

We are also impacted by increases in the prices of raw materials used in production on fixed-price contracts. Most recently, we have seen an increase in the price of commodity metals, primarily steel and aluminum.

Prolonged disruptions in the supply of any of our key raw materials, difficulty completing qualification of new sources of supply, implementing use of replacement materials or new sources of supply, or a continuing increase in the prices of raw materials could have a material adverse effect on our operating results, financial condition or cash flows.

Substantially all of our real estate is located in Sacramento County, California making us vulnerable to changes in economic and other conditions in that particular market.

As a result of the geographic concentration of our properties, our long-term performance and the value of our properties will depend upon conditions in the Sacramento region, including:

•	the sustainability and growth of industries located in the Sacramento region,
•	the financial strength and spending of the State of California,
•	local real estate market conditions,
•	changes in neighborhood characteristics, and
•	real estate tax rates.

There can be no assurance that the Sacramento market will continue to grow or that conditions will remain favorable. If unfavorable economic or other conditions occur in the region, our development plans and business strategy could be adversely affected.

We have limited experience in real estate development activities.

While we have owned our real estate for over 50 years, we have no significant real estate development experience. Therefore, we do not have any real estate development history from which you can draw conclusions about our ability to execute our real estate business plan.

Real estate development is inherently risky.

Our real estate development activities may subject us to the following risks:

•	we may be unable to obtain, or suffer delays in obtaining, necessary re-zoning, land use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these projects;
•	we may be unable to complete environmental remediation or to lift state and federal environmental restrictions on our real estate, which could cause a delay or abandonment of these projects;
•	we may be unable to obtain sufficient water sources to service our development projects, which may prevent us from executing our development plan; and
•	we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities.

Additionally, the time frame required for development of these properties means that we may have to wait years for a significant cash return.

The value of our real estate assets could be adversely affected by an increase in interest rates.

For the past three years, interest rates in the United States have been at historically low levels, which has facilitated the financing and purchase of homes. Historical evidence has shown that significant increases in interest rates have a negative impact on housing demand. On September 21, 2004, the Federal Reserve Board raised the federal funds rate by 25 basis points to 1 3/4%, and on November 10, 2004 the Federal Reserve Board raised the federal funds rate by another 25 basis points to 2%. If interest rates continue to increase, and the ability or willingness of prospective buyers to finance home purchases is diminished, the value of our real estate assets may decrease.

We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions or our liquidity or financial condition.

We have a substantial amount of debt for which we are required to make interest and principal payments. As of August 31, 2004, we had total consolidated debt of approximately $568 million. For fiscal 2003, our ratio of earnings to fixed charges was 1.4 to 1.0. For the nine months ended August 31, 2004, our earnings were insufficient to cover fixed charges by approximately $39 million. Subject to the limits contained in some of the agreements governing our outstanding debt, we may incur additional debt in the future.

Our level of debt places significant demands on our cash resources, which could:

•	make it more difficult for us to satisfy our outstanding debt obligations;
•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, reducing the amount of our cash flow available for working capital, capital expenditures, acquisitions, developing our real estate assets and other general corporate purposes;
•	limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;
•	place us at a competitive disadvantage compared to our competitors, some of which have lower debt service obligations and greater financial resources than we do;
•	limit our ability to borrow additional funds; or
•	increase our vulnerability to general adverse economic and industry conditions.

We experienced negative net cash flow from continuing operations in the last three fiscal years, due in part to an increase in interest costs and increased working capital requirements, including with respect to our Atlas V program. We may continue to experience negative net cash flow from continuing operations in the future. Our ability to record positive cash flow from continuing operations for the remainder of this fiscal year and the next fiscal year will depend in part on positive cash flow from our Real Estate business. If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

We are obligated to comply with financial and other covenants in our debt that could restrict our operating activities, and the failure to comply could result in defaults that accelerate the payment under our debt.

Our outstanding debt generally contains various restrictive covenants. These covenants include, among others, provisions restricting our ability to:

•	incur additional debt;
•	make certain distributions, investments and other restricted payments;
•	limit the ability of restricted subsidiaries to make payments to us;
•	enter into transactions with affiliates;
•	create certain liens;
•	sell assets; and
•	consolidate, merge or sell all or substantially all of our assets.

Our secured debt also contains other customary covenants, including, among others, provisions:

•	relating to the maintenance of the property securing the debt, and
•	restricting our ability to pledge assets or create other liens.

In addition, certain covenants in our bank facilities require us and our subsidiaries to maintain certain financial ratios. Any of the covenants described in this risk factor may restrict our operations and our ability to pursue potentially advantageous business opportunities. Our failure to comply with these covenants could also result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt.

If our operating subsidiaries do not generate sufficient cash flow or if they are not able to pay dividends or otherwise distribute their cash to us, we may not be able to service our debt.

All of the operations of our Aerospace and Defense and Real Estate businesses are conducted through subsidiaries. Consequently, our cash flow and ability to service our debt obligations will be largely dependent upon the earnings of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by these subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and any contractual restrictions contained in the agreements governing their debt, if any.

We expect to continue to expand our operations through acquisitions, which may divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

Our business strategy contemplates continued expansion of our aerospace and defense operations, including growth through future acquisitions. However, our ability to consummate and integrate effectively any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and our ability to obtain financing. Our success in integrating newly acquired businesses will depend upon our ability to retain key personnel, avoid diversion of management’s attention from operational matters, integrate general and administrative services and key information processing systems and, where necessary, requalify on customer programs. In addition, future acquisitions could result in the incurrence of additional debt, costs and contingent liabilities. We may also incur costs and divert management attention to acquisitions that are never consummated. Integration of acquired operations may take longer, or be more costly or disruptive to our business, than originally anticipated. It is also possible that expected synergies from past or future acquisitions may not materialize.

Although we undertake a diligence investigation of each business that we acquire, there may be liabilities of the acquired companies that we fail or are unable to discover during the diligence investigation and for which we, as a successor owner, may be responsible. In connection with acquisitions, we generally seek to minimize the impact of these types of potential liabilities through indemnities and warranties from the seller, which may in some instances be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to limitations in scope, amount or duration, financial limitations of the indemnitor or warrantor or other reasons.

We have recently focused our operations through divestitures. We may incur delays in the timing of these divestitures or we may incur costs related to these divestitures, both of which may negatively impact our profitability.

We have announced that we intend to divest our Fine Chemicals business. However, our ability to do so on favorable terms may be limited by the availability of interested purchasers and internal demand on our resources. We may not be able to identify a purchaser and negotiate an acceptable agreement on a timely basis or at all. In that event, we may be unable to complete our strategy of focusing our operations in our Aerospace and Defense and Real Estate businesses.

In connection with divestitures, including our recent sale of our GDX business, we may incur costs, including costs related to the closure of a manufacturing facility in Chartres, France. This closure requires us to comply with certain procedures and processes that are defined under local law and labor regulations. These costs may require additional cash expenditures thereby reducing our profitability.

A strike or other work stoppage, or our inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on our cost structure and ability to run our facilities and produce our products.

As of August 31, 2004, we had approximately 2,700 employees in our ongoing operations, of whom approximately 18% were covered by collective bargaining or similar agreements. Of the covered employees, all are covered by collective bargaining agreements that are due to expire within one year. If we are unable to negotiate acceptable new agreements with the unions representing our employees upon expiration of the existing contracts, we could experience strikes or work stoppages. Even if we are successful in negotiating new agreements, the new agreements could call for higher wages or benefits paid to union members, which would increase our operating costs and could adversely affect our profitability. If our unionized workers were to engage in a strike or other work stoppage, or other non-unionized operations were to become unionized, we could experience a significant disruption of operations at our facilities or higher ongoing labor costs. A strike or other work stoppage in the facilities of any of our major customers could also have similar effects on us.

A loss of key personnel or highly skilled employees could disrupt our operations.

Our executive officers are critical to the management and direction of our businesses. Our future success depends, in large part, on our ability to retain these officers and other capable management personnel. In general, we do not enter into employment agreements with our executive officers. We have entered into severance agreements with several of our officers that allow those officers to terminate their employment under particular circumstances, such as a change of control affecting our company. Although we believe that we will be able to attract and retain talented personnel and replace key personnel should the need arise, our inability to do so could disrupt the operations of the segment affected or our overall operations. In addition, because of the complex nature of many of our products and programs, we are generally dependent on an educated and highly skilled engineering staff and workforce. Our operations could be disrupted by a shortage of available skilled employees.

Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

Due to the nature of our business, our sales may fluctuate causing our quarterly operating results to fluctuate. Changes in our operating results from quarter to quarter could result in volatility in our common stock price. Our quarterly and annual sales are affected by a variety of factors that could lead to significant variability in our operating results:

•	In our Aerospace and Defense business, sales earned under long-term contracts are generally recognized when deliveries are made or when contractually defined performance milestones are achieved. The timing of these deliveries or milestones may fluctuate from quarter to quarter.
•	In our Real Estate business, sales of property will be made from time to time, which will result in variability in our operating results.

We may be subject to risks associated with our Fine Chemicals business until the sale of the business is consummated, and these risks could make it more difficult to sell that business.

We have announced that we plan to sell our Fine Chemicals business. We will continue to operate our Fine Chemicals business in the ordinary course of business pending any sale. This business is subject to the following operational risks:

•	The pharmaceutical fine chemicals market is highly fragmented and competitive. As a result, the Fine Chemicals business may not be successful in obtaining or renewing customer contracts on commercially favorable terms, if at all.
•	The pharmaceutical fine chemicals industry is a capital intensive industry that may consume our cash from our operations and borrowings. If we cannot sell our Fine Chemicals business and we further expand our operations, our capital expenditures are expected to increase. Increases in expenditures may result in low levels of working capital or require us to finance working capital deficits. These factors could substantially increase our operating costs and therefore impair our ability to invest in our Fine Chemical business.
•	The lack of availability of certain raw materials used by our Fine Chemicals business or a material increase in the price of these raw materials, each of which is generally outside of our control, could result in significantly increased operating costs that the business may not be able to offset through price increases to customers.
•	Our Fine Chemicals business produces chemical compounds that are difficult to manufacture, including highly energetic and highly potent materials. The production of these chemicals requires a high degree of precision and strict adherence to safety standards. Regulatory agencies, such as the U.S. Food and Drug Administration and the European Agency for the Evaluation of Medical Products must approve the production process for many of the products that our Fine Chemicals business manufactures.

Any of these factors could have a material adverse effect on the business and financial results of the Fine Chemicals business.

We are exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

We are evaluating our internal control over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder, which we refer to as Section 404. We will be performing the system and process evaluation and testing (and any necessary remediation) required in an effort to comply with the management certification and auditor attestation requirements of Section 404. As a result, we expect to incur additional expenses and diversion of management’s time. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the adequacy of our internal control over financial reporting and we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the New York Stock Exchange. As a result, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could adversely affect the market price for our common stock. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could adversely affect our financial results.

Risks related to an investment in our common stock

Volatility in the market price of our common stock could result in a lower trading price than your purchase price.

The market price of our common stock has historically fluctuated over a wide range. In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock may continue to fluctuate in the future and may be affected adversely by factors such as actual or anticipated fluctuations in our operating results, acquisition activity, the impact of international markets, changes in financial estimates by securities analysts, general market conditions, rumors and other factors.

This offering and future sales of our common stock in the public market could lower the market price for our common stock.

This offering could result in substantial dilution and a decrease in the market price of our common stock. In addition, we may, in the future, sell additional shares of our common stock to raise capital or to finance future acquisitions. We also have a substantial number of shares of our common stock reserved for issuance pursuant to stock options and upon conversion of our 5 3/4% notes, 4% notes and 2 1/4% debentures. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance of substantial amounts of common stock, or the perception that such issuances may occur, could adversely affect the market price for our common stock.

Various agreements and laws could delay or prevent a change in control that you may favor.

The terms of some of the anti-takeover provisions in our articles of incorporation and bylaws, our shareholder rights plan and provisions of Ohio corporate law could delay or prevent a change in control that you may favor or may impede the ability of the holders of our common stock to change our management.

In particular, the provisions of our amended articles of incorporation and amended code of regulations, among other things:

•	require a majority vote of the holders of cumulative preference stock to approve certain transactions;

•	divide our Board of Directors into three classes, with members of each class to be elected for staggered three-year terms;
•	limit the right of shareholders to remove directors, fill vacancies and increase or reduce the number of directors;
•	regulate how shareholders may present proposals or nominate directors for election at shareholders’ meetings; and
•	authorize our Board of Directors to issue cumulative preference stock in one or more series, without shareholder approval.

Our shareholder rights plan also makes an acquisition of a controlling interest in us in a transaction not approved by our Board of Directors more difficult.

Additionally, Ohio corporate law provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition,” as defined in the Ohio General Corporation Law. Assuming compliance with the prescribed notice and information filings, a proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by both a majority of the voting power of GenCorp Inc. represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the “interested shares,” as defined in the Ohio General Corporation Law.

Use of proceeds

The net proceeds from the sale of common stock in this offering, after deducting the discounts and commissions to the underwriters and other estimated expenses of this offering payable by us, are estimated to be approximately $114 million (approximately $131 million if the underwriters’ over-allotment is exercised in full). We currently intend to use approximately $58 million of the net proceeds to redeem 35% of our outstanding 9 1/2% notes. We intend to use the remainder of the net proceeds to either repay the Term Loan B under our senior credit facility that matures in December 2006, or for general corporate purposes. As of October 29, 2004, the interest rate on the Term Loan B was 6%.

Pending our use of the net proceeds to redeem 35% of our 9 1/2% notes or any use for general corporate purposes, the net proceeds will collateralize the term loans we have outstanding under our senior credit facility. We will only be able to use those proceeds for the redemption or for general corporate purposes if we prepay our outstanding term loans in full or we receive the consent of the lenders under our senior credit facility. Our lenders are under no obligation to provide this consent; however, we believe that our new credit facility described under “Summary— Recent developments— Financing developments— New credit facility” will be in place to permit us to prepay our term loans within the period necessary to allow us to complete the redemption of 35% of our 9 1/2% notes, and if the new credit facility is not available to us, that we will have funds available from other sources to prepay our term loans in full within that period. We have 60 days from the closing of this offering to give notice of our intention to repurchase our 9 1/2% notes as described above. In the event that we are not able or decide not to redeem those notes, we expect to use the net proceeds of this offering to repay borrowings under our existing senior credit facility.

Concurrently with this offering, we are offering to sell $80 million aggregate principal amount of our 2 1/4% debentures (or $160 million if the initial purchasers’ exercise their option to purchase additional debentures in full). We estimate the net proceeds from this private offering to be approximately $78 million, or approximately $155 million if the initial purchasers’ option is exercised in full. We intend to use the net proceeds to repurchase a portion of our outstanding 5 3/4% notes or, to the extent not used to repurchase our 5 3/4% notes, to repay or repurchase other outstanding indebtedness.

Price range of common stock and dividend policy

Our common stock is quoted on the New York Stock Exchange under the trading symbol “GY.” The following table lists, on a per share basis for the periods indicated, the high and low sale prices for the common stock as reported by the New York Stock Exchange:

	Common stock price

Fiscal year ended November 30,	High	Low

2002
First Quarter	$14.85	$10.50
Second Quarter	$16.25	$10.60
Third Quarter	$14.67	$9.48
Fourth Quarter	$11.41	$6.38
2003
First Quarter	$8.67	$6.73
Second Quarter	$8.45	$6.00
Third Quarter	$10.32	$7.66
Fourth Quarter	$10.49	$8.75
2004
First Quarter	$11.74	$10.00
Second Quarter	$11.82	$10.18
Third Quarter	$13.53	$10.77
Fourth Quarter (through November 17, 2004)	$17.70	$12.03

As of October 29, 2004, there were 9,446 holders of record of the common stock. On November 17, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $16.32 per share.

During each quarter of fiscal 2002 and 2003 and during the first two quarters of fiscal 2004, we paid a quarterly cash dividend on our common stock of $0.03 per share. Our Board of Directors has eliminated the payment of quarterly dividends for future periods, beginning with the third quarter of fiscal 2004. Our Board of Directors may declare dividends on our common stock in its discretion. Our Board of Directors considers the payment of dividends based upon the earnings and financial condition of the company, as well as other relevant considerations. In addition, our senior credit facility and the indenture governing our 9 1/2% notes limit the payment of dividends.

Capitalization

The following table sets forth our consolidated cash and cash equivalents, restricted cash and our capitalization as of August 31, 2004:

•	on an actual basis;
•	as adjusted to give effect to this offering, and assuming the application of approximately $58 million of the net proceeds to redeem 35% of our 9 1/2% notes and the remainder of the net proceeds to repay the Term Loan B under our senior credit facility; and
•	pro forma as adjusted to also give effect to the closing of our private offering of our 2 1/4% debentures, and the application of the estimated net proceeds from that offering to repurchase approximately $70 million principal amount of our 5 3/4% notes and to pay accrued interest and premium in connection with such repurchases.

August 31, 2004			Pro forma as
(in millions)	Actual	As adjusted	adjusted

Cash and cash equivalents	$31	$31	$31
Restricted cash— current assets(1)	16	16	16
Restricted cash— noncurrent assets(1)	54	54	54

Total	$101	$101	$101

Long-term debt, including current portion:
Revolving Credit Facility(2)	$—	$—	$—
Term Loan A	28	28	28
Term Loan B	113	57	57
Other senior debt	2	2	2
9 1/2% Senior Subordinated Notes due 2013	150	97	97
4% Contingent Convertible Subordinated Notes due 2024(3)	125	125	125
5 3/4% Convertible Subordinated Notes due 2007(4)	150	150	80
2 1/4% Convertible Subordinated Debentures due 2024(5)	—	—	80

Total long-term debt, including current portion	568	459	469
Less current portion	(16)	(15)	(15)

Total long-term debt	552	444	454

Shareholders’ equity:
Preference stock, par value of $1.00; 15 million shares authorized, none issued or outstanding	—	—	—
Common stock, par value of $0.10; 150 million shares authorized; 45.2 million shares issued, 44.7 million shares outstanding, actual; 52.7 million shares issued, 52.2 million shares outstanding as adjusted and pro forma as adjusted	5	5	5
Other capital	29	143	143
Accumulated deficit(6)	(8)	(17)	(26)
Accumulated other comprehensive loss, net of income taxes	(1)	(1)	(1)

Total shareholders’ equity	25	130	121

Total capitalization	$577	$574	$575

(1)	Restricted cash is subject to the terms of an amendment, consent and waiver under our senior credit facility, which we refer to as the GDX amendment, effective as of August 30, 2004, in connection with the sale of our GDX business. The GDX amendment allowed us to use the net proceeds from the sale to (i) repay our outstanding revolving loans without a permanent reduction in the revolver commitment and (ii) deposit $70 million of the net proceeds of the sale in a designated account until March 1, 2005 and requires the consent of the lenders for the use of the proceeds unless used to prepay on a pro rata basis, first, our outstanding term loans and second, our outstanding revolving loans.

(2)	The GDX amendment also provides that as long as we have $50 million or more of cash on hand (including restricted cash), we cannot borrow from the revolver, subject to certain exceptions, except that we can issue letters of credit in accordance with the terms of the senior credit facility. As of August 31, 2004, we had no outstanding borrowings under the revolver and approximately $56 million of letters of credit outstanding.

(3)	If certain conditions are met, the 4% notes will be convertible prior to maturity into shares of our common stock at a conversion price of $15.43 per share, subject to adjustment in certain circumstances. The initial conversion price is equivalent to a conversion rate of approximately 64.8088 shares per $1,000 principal amount of notes.

(4)	The 5 3/4% notes are convertible at any time prior to maturity into shares of our common stock at a conversion price of $18.42 per share, subject to adjustment in certain circumstances. The initial conversion price is equivalent to a conversion rate of approximately 54.2888 shares per $1,000 principal amount of notes.

(5)	If certain conditions are met, the 2 1/4% debentures will be convertible prior to maturity into cash and shares of our common stock at a conversion price of $20.00 per share, subject to adjustment in certain circumstances. The initial conversion price is equivalent to a conversion rate of 50 shares per $1,000 principal amount of debentures.

(6)	The amounts shown in the as adjusted and the pro forma as adjusted columns reflect the write-off of a pro rata portion of the unamortized fees related to the repayment of existing indebtedness, the premium to be paid on repurchases of our 5 3/4% notes and the premium to be paid on the redemption of our 9 1/2% notes.

Certain U.S. federal income tax considerations for non-U.S. holders

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of shares of our common stock. Unless otherwise specified, this summary deals only with non-U.S. holders who hold shares of common stock as capital assets for U.S. federal income tax purposes (generally, property held for investment).

As used herein, “non-U.S. holders” are beneficial owners of our common stock (other than partnerships) that are not, for U.S. federal income tax purposes:

•	individual citizens or residents of the United States;
•	corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;
•	estates, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	trusts, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected to be treated as a U.S. domestic trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of our common stock.

This summary does not describe all of the tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, companies that accumulate earnings to avoid U.S. federal income tax, former U.S. citizens or residents, controlled foreign corporations, passive foreign investment companies, partnerships or other pass-through entities for U.S. federal income tax purposes, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss common stock held as part of a hedge, straddle, “synthetic security” or other integrated transaction. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change and/or differing interpretations, possibly on a retroactive basis. No ruling has been or will be sought from the Internal Revenue Service with respect to any of the U.S. federal tax consequences described below, and there can be no assurance that the Internal Revenue Service will not take a contrary position.

The rules governing U.S. federal income taxation of a non-U.S. holder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of U.S. federal, state and local and foreign tax laws, as well as applicable income tax treaties, with regard to an investment in our common stock, including any reporting requirements.

Dividends

The amount of any distribution we make in respect of our common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, then as a tax-free return of capital to the extent of a non-U.S. holder’s tax basis in the common stock, and thereafter as gain from the sale or other taxable disposition of such common stock as described below.

Distributions we make with respect to the common stock that are treated as dividends paid, as described above, to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a U.S. trade or business by such holder) will be subject to U.S. federal withholding tax at a 30% rate, or a lower rate provided under an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. In the case of dividends that are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder generally will be subject to U.S. federal income tax in respect of such dividends on a net income basis in the same manner as a U.S. person. If such non-U.S. holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to U.S. federal withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

Sale or other disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of common stock unless generally:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either

•	such non-U.S. holder has a “tax home” in the United States or

•	the disposition is attributable to an office or other fixed place of business maintained by such U.S. holder in the United States; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes, which we refer to as a USRPHC, at any time during the shorter of the five-year period ending on the date of disposition or the period during which the non-U.S. holder held the common stock.

Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not, and have never been, a USRPHC. However, due to our environmental remediation and the re-zoning and other development activities on the Sacramento land, we expect the value of that land to appreciate in the future. As a result of these activities, our land holdings may in the future have sufficient value to make us a USRPHC unless our other operating businesses comprise more than half of the total value of our company. In the event that we become a USRPHC, gain recognized by non-U.S. holders on a disposition of common stock may be subject to U.S. federal income tax, including any applicable withholding tax. In that case, any tax withheld pursuant to the rules applicable to dispositions of a U.S. real property interest would be creditable against such non-U.S. holder’s U.S. federal income tax liability and might entitle such non-U.S. holder to a refund upon furnishing required information to the Internal Revenue Service. However, U.S. federal income or withholding tax would not apply to a non-U.S. holder who holds, actually or constructively, 5% or less of our common stock (determined by fair market value), provided that the common stock is regularly traded on an established securities market. No assurance can be given that we will not be a USRPHC, or that our common stock will be considered regularly traded, when a non-U.S. holder sells its shares of common stock.

If a non-U.S. holder falls under the first bullet in the first paragraph under “—Sale or other disposition of common stock” above, gain recognized upon a sale or other taxable disposition of common stock generally will be subject to U.S. federal income tax on a net income basis in the same manner as applies to the U.S. persons. If an individual non-U.S. holder falls under the second bullet in the first paragraph under “—Sale or other disposition of common stock” above, such individual generally will be subject to a 30% tax on the gain derived from a sale, which may be offset by certain United States source capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of common stock are urged to consult their tax advisors as to the tax consequences of such sale or other disposition.

If a non-U.S. holder that is a foreign corporation falls under the first bullet in the first paragraph under “—Sale or other disposition of common stock,” such holder may be subject to the branch profits tax on such effectively connected gain at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information reporting and backup withholding tax

We are generally required to backup withhold at a gross rate of 28% on any payments of dividends made on the common stock. However, this backup withholding tax will not generally apply to payments of dividends on the common stock to a non-U.S. holder if either

•	the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a U.S. person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or

•	a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the common stock in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor or the payor’s agent with a copy thereof, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. person.

The applicable U.S. Treasury regulations also provide alternative methods for satisfying the certification requirements described above. Information reporting requirements may apply with respect to dividend payments on the common stock, in which event the amount of dividends paid and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale or other disposition of common stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations, unless such broker is:

•	a U.S. person as defined in the Code;

•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership with certain U.S. connections.

Payment of the proceeds of any such sale or other disposition effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting (but generally not backup withholding), unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale or other disposition to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the common stock provides the statement described in the paragraph above and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, if the non-U.S. holder provides the required information to the Internal Revenue Service.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a non-U.S. holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of our common stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Underwriting

J.P. Morgan Securities Inc. is the representative of the underwriters. Subject to the terms and conditions set forth in an underwriting agreement dated as of the date of this prospectus supplement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of common stock set forth opposite its name below:

Name	Number of shares

J.P. Morgan Securities Inc.	4,275,000
Wachovia Capital Markets, LLC	3,037,500
BNY Capital Markets, Inc.	187,500

Total	7,500,000

The underwriting agreement provides that the obligations of each underwriter to pay for and accept delivery of the shares offered by this prospectus supplement are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by this prospectus supplement, other than those shares covered by the over-allotment option described below, if they purchase any shares of common stock.

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase up to 1,125,000 additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

Underwriting discounts and commissions

	Without over-	With over-
	allotment exercise	allotment exercise

Per share	$0.80	$0.80
Total	$6,000,000	$6,900,000

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $430,000.

The underwriters initially propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.48 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The offering of the common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

We have agreed that, for a period of 90 days after the date of this prospectus supplement, we will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any common stock or securities convertible into or exchangeable or exercisable for any common stock, without the prior written consent of J.P. Morgan Securities Inc., except for issuances (i) pursuant to our existing benefit plans, (ii) upon the exercise of options or conversion of securities outstanding on the date hereof, (iii) of up to 7,500,000 shares in connection with a merger, acquisition or other business combination or a joint venture, as long as the recipients of those shares agree to be bound by similar restrictions on the sale and transferability of those shares and (iv) in connection with our offering of our 2 1/4% debentures.

Our directors and certain executive officers have agreed that, subject to certain exceptions (including cashless option exercises), they will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any common stock or securities convertible into or exchangeable or exercisable for any common stock, enter into a transaction that would have the same effect, or enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, without, in each case, obtaining the prior written consent of J.P. Morgan Securities Inc., for a period of 90 days after the date of this prospectus supplement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

Persons participating in the offering may engage in transactions, including over-allotments, syndicate covering transactions, stabilizing bids, or imposition of penalty bids, that may have the effect of stabilizing or maintaining above, or otherwise affecting, the market price of shares of our common stock at a level from that which might otherwise prevail in the open market.

A syndicate covering transaction is a bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with the offering. The underwriters may create a syndicate short position by making short sales of shares of common stock and may purchase shares of common stock on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales can be either covered or naked. Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in the offering. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising all or part of the over-allotment option to purchase additional shares of common stock from us or by engaging in syndicate covering transactions.

The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. The underwriters must close out any naked short position by purchasing securities in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.

A stabilizing bid is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of shares of common stock. A penalty bid is an arrangement that permits the representative to reclaim the selling concession from an underwriter or a syndicate member for shares of common stock purchased by the underwriters in a syndicate covering transaction and therefore have not been effectively placed by the underwriter or syndicate member. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. Similar to other purchase activities, these activities may have the effect of preventing or retarding a decline in the market price of shares of common stock. As a result, the price of shares of common stock may be higher than the price that might otherwise exist in the open market.

Affiliates of some of the underwriters are parties to our credit facility. JPMorgan Chase Bank (as successor to Bank One, N.A.), an affiliate of J.P. Morgan Securities Inc., Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, and The Bank of New York, an affiliate of BNY Capital Markets, Inc., are lenders under our existing senior credit facility. As described under “Use of proceeds,” we intend to use part or all of the net proceeds of this offering to repay amounts outstanding under our existing senior credit facility. In addition, Wachovia Bank, National Association is expected to be the administrative agent and a lender, Wachovia Capital Markets, LLC is expected to be lead arranger, and JPMorgan Chase Bank and The Bank of New York are expected to be lenders, under our new credit facility. J.P. Morgan Securities Inc. is acting as our financial adviser in connection with Steel Partners II, L.P.’s offer to enter into negotiations with us to acquire all of our common stock as described under “Summary — Recent developments — Shareholder opposition to offerings and request to negotiate.” The Bank of New York or affiliates thereof are also the trustees under the indentures for our 4% notes, 5 3/4% notes and 9 1/2% notes and will be the trustee under the indenture for our 2 1/4% debentures.

In the ordinary course of their business, the underwriters or their affiliates have engaged, are engaged and may in the future engage in investment banking, financial advisory and/or commercial banking transactions with us and our affiliates.

This offering is being made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. However, because a bona fide independent market exists for our common stock, this offering does not require the services of a qualified independent underwriter.

Legal matters

The validity of the common stock offered by this prospectus supplement will be passed upon for us by Shaw Pittman LLP, Washington, D.C. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

Experts

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements as of November 30, 2003 and 2002 and for each of the years in the period ended November 30, 2003 included in our Current Report on Form 8-K dated November 4, 2004, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:

Public Reference Section

Securities and Exchange Commission
Room 1200
450 Fifth Street, N.W.
Washington, D.C. 20549

Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and all information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the date of this prospectus supplement, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC.

•	Our Annual Report on Form 10-K for the fiscal year ended November 30, 2003
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2004
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2004
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004, as amended
•	Our Current Report on Form 8-K dated November 15, 2004 and filed with the SEC on November 16, 2004
•	Our Current Report on Form 8-K dated November 8, 2004 and filed with the SEC on November 8, 2004
•	Our Current Report on Form 8-K dated November 4, 2004 and filed with the SEC on November 5, 2004
•	Our Current Report on Form 8-K dated November 1, 2004 and filed with the SEC on November 3, 2004
•	Our Current Report on Form 8-K dated August 31, 2004 and filed with the SEC on September 7, 2004
•	Our Current Report on Form 8-K dated July 19, 2004 and filed with the SEC on July 21, 2004
•	Our Current Report on Form 8-K dated July 12, 2004 and filed with the SEC on July 16, 2004
•	Our Current Report on Form 8-K dated May 6, 2004 and filed with the SEC on May 7, 2004
•	Our Current Report on Form 8-K dated January 29, 2004 and filed with the SEC on February 3, 2004
•	Our Current Report on Form 8-K dated January 20, 2004 and filed with the SEC on January 21, 2004
•	Our Current Report on Form 8-K dated January 12, 2004 and filed with the SEC on January 14, 2004
•	The description of our capital stock contained in our Registration Statement on Form 10 dated May 20, 1935, as amended by Amendment No. 1 on Form 8, dated March 29, 1989

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus supplement, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus supplement.

Copies of these filings are available at no cost on our website, www.gencorp.com. Amendments to these filings will be posted to our website as soon as reasonably practicable after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

GenCorp Inc.

P.O. Box 537012
Sacramento, California 95853-7012
Attention: Deputy General Counsel
(916) 355-4000

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

Prospectus

$300,000,000

GenCorp Inc.

Common stock

Preferred share purchase rights
Cumulative preference stock
Debt securities
Depositary shares
Warrants
Stock purchase contracts
Stock purchase units

GenCorp Inc. intends to offer from time to time common stock, cumulative preference stock, debt securities, depositary shares, warrants, stock purchase contracts and stock purchase units. We may sell any combination of these securities in one or more offerings up to a total dollar amount of $300,000,000. To the extent not described in this prospectus, we will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Our common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “GY.” As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

The securities offered hereby have not been approved or recommended by the Securities and Exchange Commission or any state securities commission or regulatory authority. Furthermore, the forgoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 3 for a discussion of matters that you should consider before investing in any of our securities.

The date of this prospectus is July 15, 2002.

i

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000 or the equivalent amount denominated in one or more foreign currencies.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of the risks relating to the offering if those terms are not described in this prospectus. If we use a prospectus supplement, it may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” before investing in any of the securities offered.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

References in this prospectus to the terms “we,” “us” or “GenCorp” or other similar terms mean GenCorp Inc., including our subsidiaries, unless we state otherwise or the context indicates otherwise.

Gencorp Inc.

We are a manufacturing and engineering company that is a leader in providing design solutions and products for the aerospace and defense market and the automotive vehicle sealing market. In addition, we supply both registered intermediates and final active pharmaceutical ingredients to pharmaceutical and biotechnology customers. Our operations are grouped into three operating segments:

•	aerospace and defense;
•	GDX Automotive; and
•	fine chemicals.

Our aerospace and defense segment, which we operate as Aerojet-General Corporation and refer to as Aerojet, develops and manufactures propulsion systems, both solid and liquid, for space and defense applications and armament systems for precision tactical weapons systems and munition applications. Our GDX Automotive segment designs and manufactures highly engineered automotive vehicle sealing systems for motor vehicle bodies and doors. Our fine chemicals segment manufactures fine chemical ingredients and active pharmaceutical ingredients, with a special emphasis on producing chemicals that are difficult to manufacture and that are used in therapeutic products and applications in areas such as oncology, anti-viral, arthritis, AIDS, neurology and anti-inflammatory treatments.

We also own substantial amounts of undeveloped real property located in high-growth areas in Northern and Southern California. We have recently increased our focus on these sizable land holdings with the objective of maximizing the financial and business opportunities that we believe exist for these valuable assets. Approximately 2,600 contiguous acres of our land located near Sacramento were recently carved out from existing Superfund site designation. This land is situated in a high growth area along a major highway and has already been zoned for light industrial and commercial use. As a result, the carve-out represents a key initiative in our evolving strategy to maximize the value of our real estate.

Our principal executive offices are currently located at Highway 50 and Aerojet Road, Rancho Cordova, California 95670. Our mailing address is P.O. Box 537012, Sacramento, California 95853-7012 and our telephone number is (916) 355-4000. We maintain a website at www.gencorp.com. However, we do not intend that our website be incorporated by reference into this prospectus.

Risk factors

An investment in any of our securities represents a high degree of risk. There are a number of factors associated with our business, including those specified below, which could affect your investment in us. Risks relating to a particular offering of securities will be set forth in a prospectus supplement, to the extent they are not described in this prospectus. Additional risks that we do not know about or that we currently view as immaterial may also impair our business or adversely impact an investment in our securities. You should carefully consider the risks described below together with the other information contained in, or incorporated by reference into, this prospectus before making a decision to invest in any of our securities.

Risks related to Gencorp

We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our business and hinder our ability to make payments on any debt securities we issue or lead to a decline in the value of our equity securities.

We have a substantial amount of indebtedness. As of May 31, 2002, we would have had total consolidated debt of approximately $271 million. For the year ended November 30, 2001, giving pro forma effect to the sale of our electronic and information systems business in October 2001, our acquisition of the Draftex International Car Body Seals Division of the Laird Group plc in December 2000, the sale of our outstanding convertible notes in April 2002 and the application of the net proceeds from those sales, our earnings would have been insufficient to cover fixed charges by approximately $56 million. Subject to the limits contained in our senior credit facilities, we may incur additional debt in the future.

We have substantial demands on our cash resources including, among others, operating expenses and interest and principal payments under our senior credit facilities and the convertible notes. Our level of indebtedness and these significant demands on our cash resources could have important effects on an investment in our securities and could lead to a decline in the value of one or more of those securities. For example they could:

•	make it more difficult for us to satisfy our outstanding debt obligations;
•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, reducing the amount of our cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes;
•	limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;
•	place us at a competitive disadvantage compared to our competitors, some of which have lower debt service obligations and greater financial resources than we do;
•	limit our ability to borrow additional funds;
•	increase our vulnerability to general adverse economic and industry conditions; and/or
•	result in our failure to satisfy the financial covenants contained in our senior credit facilities or in other agreements governing our indebtedness, which, if not cured or waived, could lead to an acceleration of the maturity of our outstanding debt.

Our ability to make required payments under our senior credit facilities and on the convertible notes to satisfy our other liabilities will depend upon our future operating performance and our ability to refinance our debt as it becomes due. Our future operating performance and ability to refinance will be affected by prevailing economic conditions at that time and financial, business and other factors, many of which are beyond our control.

If we are unable to service our indebtedness and fund our operating costs, we will be forced to adopt alternative strategies that may include:

•	reducing or delaying capital expenditures;
•	seeking additional debt financing or equity capital;
•	selling assets;
•	restructuring or refinancing debt; or
•	curtailing or eliminating certain activities.

We cannot assure you that any alternative strategy could be implemented on satisfactory terms, if at all.

Our debt agreements may restrict our ability, and the ability of some of our subsidiaries, to engage in particular activities.

The agreements governing our senior credit facilities and the convertible notes limit or prohibit us or our subsidiaries from engaging in particular transactions and activities. Our senior credit facilities also contain financial covenants that will require us to achieve certain financial and operating results and maintain compliance with specified financial ratios. These covenants could limit our ability to obtain future financing and may prevent us from taking advantage of attractive business opportunities. Our ability to meet these covenants or requirements may be affected by events beyond our control, and we cannot assure you that we will satisfy such covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions could result in an event of default under our senior credit facilities and/or the indenture relating to our convertible notes. Upon the occurrence of an event of default under our senior credit facilities or the convertible notes, the debt could be declared immediately due and payable. If we were unable to repay amounts owed under our senior credit facilities, the lenders under those facilities could proceed against our and our subsidiaries’ assets granted to them as collateral to secure the indebtedness under those facilities. If the lenders under our senior credit facilities accelerate the payment of the indebtedness, the subordination provisions of any subordinated debt securities that we may offer would apply and we cannot assure you that our assets and those of any guarantors would be sufficient to repay in full the accelerated indebtedness and our other indebtedness.

We are substantially dependent on our subsidiaries for cash flow and to service our debt.

Although we operate a portion of our North American GDX Automotive operations directly, the remainder of our operations, including all of the operations of our aerospace and defense and fine chemicals segments, as well as the European and Canadian portions of our GDX Automotive operations, are conducted through subsidiaries. Consequently, our cash flow and ability to service our debt obligations, including any debt securities that we may offer by the prospectus, and to pay dividends on any of our equity securities, are largely dependent upon the earnings of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by these subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their debt, including our senior credit facilities. We cannot assure you that the earnings of our operating subsidiaries, and their ability to make dividend or other payments to us, will be adequate for us to service our debt obligations or to pay dividends.

We may experience product failures, schedule delays or other problems with existing or new products and systems, all of which could adversely impact our business.

Many of the products we develop and manufacture are technologically advanced systems that must function under demanding operating conditions, particularly in our aerospace and defense segment. Even though we believe we employ sophisticated design, manufacturing and testing processes and practices, we cannot assure you that we will successfully launch or operate our products or that they will be developed or will perform as intended. Some of our contracts require us to forfeit a portion of our expected profit, receive reduced payments, provide a replacement product or service or reduce the price of subsequent sales to the same customer if our products fail to perform adequately. Performance penalties also may be imposed should we fail to meet delivery schedules or other measures of contract performance.

We have experienced occasional product failures and other problems with our rocket propulsion systems. We may experience product and service failures, schedule delays and other problems in connection with our propulsion systems or other products in the future. In addition to any costs resulting from product warranties, contract performance or required remedial action, such failures may result in increased costs or loss of sales due to postponement or cancellation of subsequently scheduled launches or other product and service deliveries.

Our fine chemicals segment produces chemicals that are difficult to manufacture, including chemicals that are highly energetic and toxic. The production of these chemicals requires a high degree of precision and strict adherence to safety standards. The U.S. Food and Drug Administration must approve the production process for many of the products that our fine chemicals segment manufactures. In the past, we have experienced delays in obtaining approval for the production processes for certain products. These delays have negatively impacted the historical financial results of this business. If these types of delays were to occur in the future, the results for our fine chemicals segment and our overall operations could be adversely affected.

We do not generally insure against potential costs resulting from any required remedial actions or costs or loss of sales due to postponement or cancellation of subsequently scheduled operations or product deliveries.

Our inability to adapt to rapid technological change could impair our ability to remain competitive.

The aerospace and defense and the fine chemicals industries have undergone rapid and significant technological development over the last few years. The automotive vehicle sealing industry has also experienced significant changes in the fields of noise attenuation and alternative sealing materials, particularly in Europe. Our success in each of our business segments depends on our ability to maintain our market position with existing customers, generate sales from new sources and continue to conceive, design, manufacture and market new products and services on a cost-effective and timely basis. We anticipate that we will continue to incur significant expenses in the design and initial manufacturing and marketing of new products and services. Our competitors may implement new technologies before we are able to, allowing them to provide more effective products at more competitive prices. Future technological developments could:

•	adversely impact our competitive position if we are unable to react to these developments in a timely or efficient manner;
•	require us to write-down obsolete facilities, equipment and technology;

•	require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or
•	require significant capital expenditures beyond those currently contemplated.

We cannot assure you that we will be able to achieve the technological advances necessary to remain competitive and profitable, that new products and services will be developed and manufactured on schedule or on a cost-effective basis, that anticipated markets will exist or develop for new products or services or that our existing products and services will not become technologically obsolete. Competition may grow more intense as industry-wide technological progress accelerates and more money is invested in new products or processes. In addition, we may incur significant costs associated with launching products employing new technology, including costs associated with scaling up our operations and transitioning from research and development to full production.

We may not be able to consummate or effectively integrate acquisitions, and our results may be adversely affected.

Our business strategy contemplates continued expansion of our operations, including growth through future acquisitions. However, our ability to consummate and integrate effectively any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and our ability to obtain financing. Our success in integrating newly acquired businesses will depend upon our ability to retain key personnel, avoid diversion of management’s attention from operational matters, integrate general and administrative services and key information processing systems and, where necessary, to requalify on customer programs. In addition, future acquisitions could result in the incurrence of additional debt, costs and contingent liabilities, all of which could have a material adverse effect on our business, financial condition or results of operations. We may also incur costs and divert management attention for acquisitions which are never consummated. Integration of acquired operations may also take longer, or be more costly or disruptive to our business, than originally anticipated. It is also possible that expected synergies from past or future acquisitions may not materialize.

Although we undertake a diligence investigation of each business that we acquire, there may be liabilities of the acquired companies that we fail or are unable to discover during the diligence investigation and for which we, as a successor owner, may be responsible. In connection with acquisitions, we generally seek to minimize the impact of these types of potential liabilities through indemnities and warranties from the seller, which may in some instances be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to limitations in scope, amount or duration, financial limitations of the indemnitor or warrantor or other reasons.

The loss of significant customers could materially adversely affect our business.

In fiscal 2001, our largest customer in our aerospace and defense segment was the U.S. Government and its agencies, which accounted for approximately 90% of net segment sales and 39% of our total net sales. The two largest customers in our GDX Automotive segment were General Motors and Ford. In fiscal 2001, General Motors accounted for approximately 32% of net segment sales and Ford accounted for approximately 23% of net segment sales. In our fine chemicals segment, we rely on a limited number of customers, as well as a limited number of products. For fiscal 2001, a single customer accounted for 52% of net segment sales and the top five customers accounted for 94% of net segment sales.

A significant decrease or interruption in business from one or more significant customers could have a material adverse effect on the particular segment affected as well as on our overall business and the value of an investment in our securities.

A loss of key personnel or highly skilled employees could adversely affect our business.

Many of our executive officers are critical to the management and direction of our businesses. Our future success depends, in large part, on our ability to retain these officers and other capable management personnel. In general, we do not enter into employment agreements with our executive officers. In addition, we have entered into severance agreements with several of our officers that allow those officers to terminate their employment under particular circumstances, such as a change of control affecting our company. Although we believe we will be able to attract and retain talented personnel and replace key personnel should the need arise, such as with the impending retirement of Mr. Wolfe, our Chairman, in 2003, our inability to do so could have a material adverse effect on our business, financial condition or results of operations. In addition, because of the complex nature of many of our products and programs, we are generally dependent on an educated and highly skilled workforce. We would be adversely affected by a shortage of available skilled employees.

A strike or other work stoppage, or our inability to renew collective bargaining agreements on favorable terms, could adversely affect our business.

As of November 30, 2001, approximately 60% of our employees were covered by collective bargaining or similar agreements. Of the covered employees, approximately 7% were covered by collective bargaining agreements that are due to expire in 2002. Our inability to negotiate acceptable new agreements with the unions representing our employees upon expiration of the existing contracts could result in strikes or work stoppages. Even if we are successful in negotiating new agreements, the new agreements could call for higher wages or benefits paid to union members, which would increase our operating costs and could adversely affect our profitability. During fiscal 1998, our GDX Automotive segment experienced a work stoppage at its Batesville, Arkansas facility that adversely affected its and our results of operations for fiscal 1998. If our unionized workers were to engage in a strike or other work stoppage, or other non-unionized operations were to become unionized, we could experience a significant disruption of our operations or higher ongoing labor costs, which could have a material adverse effect on our business, financial condition or results of operations. A strike or other work stoppage in the facilities of any of our major customers could also have similar effects on us. In particular, the automotive industry is generally highly unionized and some of our customers have, in the past, experienced significant labor disruptions. For example, our results of operations for the third quarter of fiscal 2001 were negatively impacted by a two-week strike at a Volkswagen plant in Puebla, Mexico.

Our customers operate in industries that are cyclical in nature, which can lead to significant variability in our operating results.

A majority of our sales are derived from customers that are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the aerospace and defense and automotive industries. General economic or industry specific downturns, or a prolonged disruption in production by one or more of our significant customers, including any such downturns or disruptions occasioned by unforeseen events could have a negative impact on the market for our products and, therefore, could have a material adverse effect on our business, financial condition or results of operations.

We rely on intellectual property and proprietary rights to maintain our competitive position and, therefore, our failure to protect adequately our intellectual property and proprietary rights could adversely affect our business.

The technological and creative skills of our personnel and our innovative product developments are essential to establishing and maintaining our technology leadership position. We seek to protect our inventions, confidential information and brand names under patent and “trade secret” laws, and through the use of confidentiality procedures and written agreements. However, these laws and our efforts afford only limited protection for our intellectual property and proprietary rights, and we cannot assure you that the same will be successfully protected, or that, if protected, our rights will not be invalidated, circumvented or challenged by our competitors or other third parties. With respect to pending or future patent applications, we cannot assure you that they will be issued with the scope of the claims we have sought, if at all. Furthermore, third parties may develop technologies that are similar or superior to our technology or design around our intellectual property. Despite our efforts to protect our intellectual property and proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary and we may not be able to protect our rights in all jurisdictions. In addition, the laws of some foreign jurisdictions may not afford sufficient protection or provide for a remedy were there to be any such unauthorized copying or use. Moreover, on certain U.S. Government research and development contracts, the U.S. Government retains right to certain of the intellectual property. Our failure to protect adequately our intellectual property and proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

We may incur liability for infringing the intellectual property rights of others.

Each of our operating segments has used and intends to use in the future, new technology in our various design and manufacturing processes. We cannot assure you that our products do not and will not be alleged to infringe upon issued patents, pending patent applications or other intellectual property rights of third parties that may relate to our products. For example, in our fine chemicals segment we are aware of the existence of three patents that could impact our right to utilize a key technology. Although we have received an opinion from legal counsel that one of these patents is invalid and that our technology does not infringe upon the other two patents, we cannot assure you that one or more of the parties that hold these patents will not bring an action for patent infringement against us. This and other potential claims, and any resulting litigation, could subject us to significant liability for damages. In addition, even if we prevail, intellectual property litigation could be time consuming and expensive to defend and could result in the diversion of our time and attention from the management and operation of our various businesses. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims. The result of any such agreement is likely to be an increase in our product costs in the way of additional royalty payments or other fees.

Our operations and properties are currently the subject of significant environmental claims, and the numerous environmental and other government regulations to which we are subject may become more stringent in the future and may result in increased liability and increased capital expenditures.

Our operations and ownership or use of real property are subject to a number of foreign, federal, state and local environmental laws and regulations that, among other things, require us to obtain permits to operate and to install pollution control equipment and regulate the generation, storage, handling, transportation, treatment and disposal of hazardous and solid wastes. Our operations also subject us to liability for the cleanup of releases of hazardous substances. The laws and regulations affect not only our current operations, but also could impose liability on us for past operations that were conducted in compliance with then-applicable laws and regulations. Environmental laws and regulations change frequently, and we anticipate that these laws and regulations will become increasingly stringent. It is difficult to predict whether and to what extent compliance with environmental laws and regulations may impact our results of operations or financial condition in the future.

Due to the nature of our operations, particularly our aerospace and defense operations, we are involved from time to time in legal proceedings involving remediation of environmental contamination from past or present operations or use or ownership of real property, as well as compliance with environmental requirements applicable to ongoing operations. We may also be subject to fines and penalties, toxic tort suits or other third-party lawsuits due to our or our predecessors’ present or past use of hazardous substances or the alleged on-site or off-site contamination of the environment through past or present operations. We could incur material costs in defending against any such proceedings or claims and an unexpected adverse judgement or cash outlay in one or more of such proceedings or claims could adversely affect our business, operating results and financial condition.

In fiscal 2001, we incurred costs of $75 million relating to the remediation of environmental contamination, the settlement of environmental claims and general environmental compliance efforts, including $40 million placed into escrow for the San Gabriel Valley BPOU settlement agreement, which is discussed in our Annual report on Form 10-K for the year ended November 30, 2001 and our other reports filed under the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus. The nature of environmental investigation and cleanup activities often makes it difficult to determine the timing and amount of any estimated future costs that may be required for remedial measures.

We are currently involved, together with other companies, in approximately 30 Superfund and non-Superfund remediation sites. Our liability and proportionate share of costs involving two sites in Sacramento, California and Azusa, California have not fully been determined largely due to uncertainties as to the nature and extent of site conditions and our involvement at those sites. Regarding other sites where we are one of numerous potentially responsible parties, while government agencies frequently claim potentially responsible parties are jointly and severally liable at such sites, in our experience, interim and final allocations of liability costs are generally made based on relative contributions of waste. Based on our previous experience, our allocated share has frequently been low, and, in many instances, has been less than 1%. As of May 31, 2002, we had established reserves of approximately $253 million, which we believed to be sufficient to cover our estimated share of the environmental remediation costs at these sites at that time. However, we continually evaluate the adequacy of those reserves and they could change. Also, we are seeking recovery of our costs from our insurers. However, given the many uncertainties involved in assessing liability for environmental claims, we cannot provide you with any assurance that such reserve will be sufficient. In addition, the reserve is based only on known sites and the known contamination at those sites. It is possible that additional remediation sites will be identified in the future or that contamination at previously identified sites will be different than what is currently known.

Under an agreement with the U.S. Government, the U.S. Government recognizes as allowable for government contract cost purposes up to 88% of the environmental expenses at the Sacramento and Azusa sites. Aerojet’s mix of contracts can affect the actual reimbursement made by the U.S. Government. Actual reimbursements by the U.S. Government have averaged approximately 80% since 1999. Because these costs are recovered through forward pricing arrangements, our ability to continue to take advantage of this cost-recognition agreement is dependent on Aerojet’s sustaining product volumes under U.S. Government contracts and programs and our ability to continue to perform under those contracts and programs.

The nature of environmental investigation and cleanup activities often makes it difficult to determine the timing and amount of any estimated future costs that may be required for remedial measures. However, we review these matters and accrue for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount of the liability, usually based upon proportionate sharing, can be reasonably estimated.

The effect of resolution of environmental matters on results of operations cannot be predicted due to the uncertainty concerning both the amount and timing of future expenditures and future results of operations. However, we believe, on the basis of presently available information, that resolution of these matters and our obligations for environmental remediation and compliance will not materially affect liquidity, capital resources or our consolidated financial condition. We will continue our efforts to mitigate past and future costs through pursuit of claims for insurance coverage and continued investigation of new and more cost effective remediation alternatives and associated technologies. For additional discussion of environmental matters, you should read our Annual Report on Form 10-K for the fiscal year ended November 30, 2001 and our other reports filed under the Exchange Act that are incorporated into this prospectus by reference.

Potential disruptions and liabilities arising from any release or explosion of dangerous materials could materially adversely affect our business, financial condition or results of operations.

Our aerospace and defense and fine chemicals segments involve the handling and production of potentially explosive materials and other dangerous chemicals, including materials used in rocket propulsion and other products. This handling and/or production could result in incidents that temporarily shut down or otherwise disrupt our manufacturing, causing production delays. It is possible that a release of these chemicals or an explosion could result in death or significant injuries to employees and others. Material property damage to us and third parties could also occur. The use of these products in applications by our customers could also result in liability if an explosion or fire were to occur. Any release or explosion could expose us to adverse publicity or liability for damages or cause production delays, any of which could have a material adverse effect on our business, financial condition or results of operations.

We may have additional liability resulting from the restatement of our financials for the years ended November 30, 1999 and November 30, 2000.

In January 2002, we became aware of potential accounting issues at two GDX manufacturing plants in North America. Under the direction and oversight of our audit committee and with the assistance of outside legal advisors and accounting consultants, we conducted an inquiry into these and related accounting issues as well as a more complete evaluation of accounting practices and internal control processes throughout GenCorp. As a result of this process, due primarily to activities at one GDX manufacturing plant, we restated our previously issued financial statements for the first three quarters of fiscal 2001 and for the years ended November 30, 2000 and November 30, 1999 as described in more detail in our Annual Report on Form 10-K for the year ended November 30, 2001. Because of this restatement, we may be subject to claims by third parties or inquiries by governmental agencies, which may impact our business, financial condition and operating results or the price of our common stock.

A significant percentage of our contracts are fixed priced contracts, and, if we experience cost overruns on these contracts, we would have to absorb the excess costs and our profitability would be adversely affected.

Our contracts generally can be categorized as either “fixed price” or “cost protected” contracts. For fiscal 2001, on both an historical and pro forma basis, a substantial portion of our contracts were fixed price contracts. Under fixed price contracts, we agree to perform specified work for a fixed price and realize all the benefit or detriment resulting from decreases or increases in the costs of performing the contract. As a result, all fixed price contracts present the inherent risk of unreimbursed cost overruns. To the extent we were to incur unanticipated cost overruns on a program or platform subject to a fixed price contract, our profitability and, consequently, our financial condition and results of operations would be adversely affected.

Risks related to our aerospace and defense segment

Our aerospace and defense segment is subject to various risks inherent in contracting with the U.S. Government, and a substantial decrease in or loss of U.S. Government contracts would materially adversely affect our business, financial condition and results of operations.

A substantial portion of our aerospace and defense sales is derived from U.S. Government contracts, and, consequently, we are subject to complex and extensive laws and regulations regarding procurement and data rights. These laws and regulations provide for ongoing audits and reviews of contract procurement, performance and administration and enumerate specific rights that the U.S. Government may have to use technical data and computer software. Our failure to comply, even inadvertently, with these laws and regulations and the laws governing the export of controlled products and commodities could subject us or one or more of our businesses to civil and criminal penalties and, under some circumstances, suspension and debarment from future government contracts and exporting of products for a specified period of time. Sales to the U.S. Government and its agencies accounted for approximately 90% of our aerospace and defense net segment sales and 39% of our total net sales in fiscal 2001.

Government contracts and subcontracts are by their terms subject to termination by the government or the prime contractor either for convenience or default. The loss of a substantial portion of our government contract business would have a material adverse effect on our business and results of operations. There are significant inherent risks in contracting with the

U.S. Government, including risks particular to the aerospace and defense industry, which could have a material adverse effect on our business, financial condition or results of operations. The primary risks include:

•	termination by the U.S. Government of any contract as a result of a default by us could subject us to liability for the excess costs incurred by the U.S. Government in procuring undelivered items from another source;
•	termination by the U.S. Government of any contract for convenience would generally limit our recovery to costs already incurred or committed and limit our profit to work completed prior to termination;
•	modification of U.S. Government contracts due to lack of congressional funding or changes in such funding could subject our contracts to termination or modification;
•	failure to comply, even inadvertently, with the extensive and complex U.S. Government laws and regulations applicable to certain U.S. Government contracts and the laws governing the export of controlled products and commodities could subject us to contract termination, civil and criminal penalties and, under certain circumstances, suspension and debarment from future U.S. Government contracts and exporting of products for a specific period of time;
•	results of U.S. Government audits and review could, in certain circumstances, lead to adjustments to our contract prices, which could be significant;
•	successful bids for U.S. Government contracts or the profitability of such contracts, if awarded, cannot be guaranteed in the light of the competitive bidding atmosphere under which U.S. Government contracts are awarded;
•	the extent to which actual costs exceed projected costs on which our bids or contract prices were based could lower our profitability;
•	uncertain cost factors related to scarce technological skills and components;
•	the frequent need to bid on programs in advance of design completion, which may result in unforeseen technological difficulties and/or cost overruns; and
•	the substantial time and effort required for advanced product design and development design complexity, rapid obsolescence and the potential need for design improvement could negatively affect our profitability.

The U.S. Government and its principal prime contractors periodically investigate the financial viability of its contractors and subcontractors as part of its risk assessment process associated with the award of new contracts. If the U.S. Government or one or more prime contractors were to determine that we were not financially viable, our ability to continue to act as a government contractor or subcontractor would be impaired. The U.S. Government also routinely audits our performance under various contracts and may, if appropriate, subsequently conduct an investigation into possible illegal or unethical activity in connection with these contracts. Investigations of this nature are common in the aerospace and defense industry and lawsuits may result. Possible consequences include civil and criminal fines and penalties, in some cases, double or treble damages, and suspension or debarment from future government contracting. An adverse result in any legal or administrative proceeding arising from one or more of these audits or investigations could have a material adverse effect on our business, financial condition and results of operations and an investment in our securities.

Our aerospace and defense segment could be adversely impacted by future reductions or changes in U.S. Government spending.

Our primary aerospace and defense customers include the U.S. Department of Defense and its agencies, NASA and the government prime contractors that supply products to these customers.

As a result, we rely on particular levels of U.S. Government spending on propulsion systems for space and defense applications and armament systems for precision tactical weapon systems and munitions applications. These spending levels are not generally correlated with any specific economic cycle, but rather, on the cycle of general political support for this type of spending. The overall U.S. defense budget declined in real terms from the mid-1980s through the early 1990s and has stabilized thereafter. Although the U.S. Department of Defense currently forecasts the defense budget to increase through its fiscal year 2005, we cannot assure you that future levels of defense spending will increase or that levels of defense spending will not decrease in the future. A decrease in U.S. military expenditures, or the elimination or curtailment of a material program in which we are involved, could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to realize sales and profits from our significant backlog.

Our significant backlog is derived from contracts with the U.S. Government and depends, in large part, on continued funding by the U.S. Government of the programs in which we are involved. These types of contracts typically permit the U.S. Government to unilaterally modify or terminate the contract or to discontinue funding for a particular program at any time. As a result, we cannot assure you that some part or even all of our current backlog will be realized as revenue. The cancellation of one or more significant contracts could have a material adverse effect on our ability to realize anticipated sales and profits in our aerospace and defense segment, and could therefore negatively impact our business, financial condition or results of operations.

We face third-party performance and indemnification risks in connection with some of our U.S. Government contracts.

In connection with the divestiture of certain of our operations, we have guaranteed performance of a number of U.S. Government contracts by the acquirer or acquirers of those operations and those acquirers have agreed to indemnify us for their non-performance. In the event the non-performance by the acquirers requires us to compensate the U.S. Government under our guarantee obligations, the refusal or inability of the acquirers to indemnify us in full for our losses on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

The aerospace and defense industry is highly competitive.

We encounter intense competition in bidding for contracts. Some of our competitors have financial, technical, production and other resources substantially greater than ours. In addition, although the downsizing of the defense industry in the early 1990s has resulted in a reduction in the number of competitors, the consolidation has also strengthened the capabilities of some of the remaining competitors resulting in an increasingly competitive environment. The U.S. Government also has its own manufacturing capabilities in some areas. We cannot assure you that we will be able to compete successfully with our competitors and our inability to do so could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that the U.S. Government will not open to competition programs on which we are currently the sole supplier, which could also adversely affect our profitability.

Aerojet has substantial real estate holdings, the value of which could be significantly affected by changes in the real estate market, government regulations and the possibility that a substantial portion of our property may not be released from existing Superfund site designation.

Through Aerojet, we own sizable real estate holdings. A significant part of our strategy going forward will focus on unlocking the value we believe is inherent in these real estate assets. Our ability to realize this value will be affected by conditions from time to time in the real estate market in and surrounding Sacramento, California, where most of our real property is located, and in the other areas in which we own real estate, including general or local economic conditions, changes in neighborhood characteristics, real estate tax rates, the cost of operating our properties, governmental regulations and fiscal policies, acts of nature such as earthquakes and floods and other factors which are beyond our control. In addition, the development of our real estate holdings is subject to applicable zoning and other government regulations.

In addition, our focus on our real estate holdings represents a new venture for us and we expect to need to hire additional qualified personnel to oversee implementation of this strategy. To that end, we have only recently hired a President to oversee our real estate business. As part of our strategy, we may sell or develop our land alone or in conjunction with third parties. If we decide to sell, we may not be able to do so at an attractive price. If we decide to develop the land, partners and/or funding may not be available. As a result, we may not be able to use or develop the land as we currently anticipate, if at all.

Risks related to our GDX Automotive segment

Results of our GDX Automotive segment are dependent upon the commercial success of a limited number of vehicle platforms.

In fiscal 2001, we derived a substantial portion of our GDX Automotive segment net sales from General Motors’ full size pickup truck and sport utility vehicle and the Ford Explorer. Although the Draftex acquisition provided GDX with a significantly broader range of programs and customers, our GDX Automotive segment’s future operating results will continue to depend significantly upon the continued market acceptance of vehicles for which we are a significant supplier. We cannot assure you that these types of vehicles, or other vehicles for which we are a supplier, will continue to enjoy the market acceptance they have in the past. A decline in the demand for these vehicles as a result of competition, technical change or other factors could have a material adverse effect on the business and financial results of our GDX Automotive segment and on our business, financial condition or results of operations as a whole.

The global automotive vehicle sealing business is highly competitive, and our failure to compete effectively or adverse market conditions could harm our business and profitability.

The global automotive component supply industry in which our GDX Automotive segment competes is fragmented and highly competitive. Although we believe that we are the second largest automotive vehicle sealing manufacturer in the world, our ability to compete is dependent upon our ability to retain and grow our market share and to adopt successfully new strategies in response to changes in the marketplace.

The automotive industry is characterized by a small number of original equipment manufacturers, or OEMs, that are able to exert considerable pressure on component suppliers to reduce costs, improve quality and provide innovative design and engineering. In the past, OEMs have generally demanded and received price reductions and measurable increases in quality by implementing competitive selection processes, rating programs and other arrangements. Through increased partnering on platform work, the OEMs have generally required component suppliers, including us, to provide more design engineering input at earlier stages of the development process, the cost of which, in some cases is absorbed by the suppliers. Although we have generally been successful in offsetting losses caused by price reductions through cost reduction initiatives, we cannot assure you that future price reductions, increased quality standards or increased demand for technical innovation, such as better noise reduction, will not have a material adverse effect on our profitability.

The loss of a production contract on an existing program or the failure to obtain new business to replace programs that are cancelled or terminated could have a material adverse effect on GDX’s business and profitability.

Reductions in production volumes of one or more of our major OEM customers could materially adversely affect our business, financial condition and results of operations.

GDX’s business depends on the production volumes of its OEM customers which, in turn, depend on consumer confidence and general economic conditions. In the past several months, North American OEMs have taken actions to address economic uncertainties, such as laying-off employees, eliminating particular shifts at their manufacturing facilities and closing plants altogether. The events of September 11, 2001 and the resulting impact has also caused many of the OEMs to take further steps to counteract the economic impact on them of these events. For example, shortly after the terrorist attacks, Ford announced reductions in its North American production plants. Reductions in unit production volumes by Ford or other major OEM customers could have a material adverse effect on our business, financial condition or results of operations.

Risks associated with foreign operations could adversely affect our results of operations.

With the acquisition of Draftex, our GDX Automotive segment now operates not only in Canada and Germany, but also in China, the Czech Republic, France and Spain. As part of our business strategy, we may expand our operations in these markets and move into other foreign markets. Foreign operations subject us to the risks of doing business abroad, including:

•	currency exchange rate fluctuations;
•	difficulties in staffing and managing foreign operations;
•	political risks;
•	unexpected changes in regulatory requirements;
•	adverse tax consequences from operating in multiple jurisdictions; and
•	global and regional economic slowdowns.

Any of these factors, among others, could have a material adverse effect on our business, financial condition or results of operations.

An increase in the price or shortage of raw materials could have a material adverse effect on our business.

The operations of our GDX Automotive segment are dependent on the availability of rubber and other raw materials. Because of this dependence, significant increases in the prices of these raw materials could have a material adverse effect on our results of operations and financial condition. Although we employ a diversified supplier base to mitigate the risk of supply interruption, we cannot assure you that there will not be a shortage of raw materials.

Risks related to our fine chemicals segment

We have made significant capital investments in our fine chemicals segment, which we may never recoup.

We have made significant capital investments in our fine chemicals segment. We are in the process of evaluating a number of strategic alternatives for our fine chemicals segment, one of which may include the sale of all or a portion of this business. If we decide to proceed with a sale of our fine chemicals segment, we may not be able to do so on favorable terms or at a price that is sufficient to recoup our investment.

The fine chemicals industry is highly competitive, and our failure to compete effectively could harm our business and profitability.

The fine chemicals market is extremely fragmented, with the top one-third of the market in 2001 divided among approximately 13 competitors. Competition is based principally upon on-time delivery, manufacturing capability and expertise, reputation, service, price and reliability of supply. We cannot assure you that we will be successful in obtaining customer contracts on commercially favorable terms, if at all. Furthermore, our success depends to a significant extent on our ability to provide manufacturing service to potential customers at an early stage of product development and on continued technical innovation. We cannot assure you that we will be successful in such efforts.

A decrease in demand for the fine chemical products we manufacture would have an adverse affect on our business, financial condition or results of operations.

Our fine chemicals segment manufactures both registered intermediates and final active pharmaceutical ingredients used in finished products manufactured by our customers. Typically, there is a relatively lengthy lead-time between finalizing a production contract and the actual production of products under that contract. Accordingly, we rely upon the ability of our customers to anticipate changing customer needs, successfully market the products and obtain necessary regulatory approval. A decrease in demand for our customers’ products would result in lower demand for our products. We cannot guarantee that our customers’ product development efforts will be successful, required regulatory approvals can be obtained on a timely basis, if at all, products can be manufactured at acceptable cost and with appropriate quality or any products, if approved, can be successfully marketed. If customers are not successful in their efforts, they might reduce or cancel their orders and our results of operations likely would deteriorate.

Note regarding forward-looking statements

This prospectus contains information that is forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including material contingencies as described in the notes to our audited and unaudited consolidated financial statements, appearing elsewhere in this prospectus. The outcome of forward-looking statements and material contingencies could differ materially from those discussed due to inherent economic risks and changes in prevailing governmental policies and regulatory actions. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “anticipates,” “expects,” “plans,” “intends” and similar expressions. We base these statements on particular assumptions that we have made in light of our experience in our industries, as well as our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider the information in this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements.

Some important factors that could cause our actual results or the outcome of these forward-looking statements to differ from those expressed in this prospectus include, but are not limited to, the following:

•	the reaction of our employees, shareholders, customers and lenders to the restatement of certain of our financial statement’s including any litigation arising out of such restatement;
•	our ability to secure additional financing;
•	general economic trends affecting our markets and product offerings;
•	changes in the short-term and long-term plans of major customers and potential customers;
•	governmental and regulatory policies, including environmental regulations, and increases in the amount or timing of environmental remediation and compliance costs;
•	an unexpected adverse result or required cash outlay in any toxic tort or other environmental or other litigation, proceeding or investigation pending against us;
•	our acquisition and disposition of businesses and joint venture activities;
•	vehicle sales and production rates of major automotive programs in the United States and abroad, particularly vehicles for which we supply components;
•	the level of funding secured by the U.S. Department of Defense and the National Aeronautics and Space Administration, or NASA, for aerospace and defense programs for which we are a supplier;
•	future funding for commercial launch vehicles and propulsion systems;
•	our ability to achieve the anticipated savings from the restructuring and other financial management programs that we have implemented;
•	our ability to complete successfully the entitlement process and related pre-development activities for our real estate;
•	the market for our real estate in Northern California;
•	fluctuations in currency exchange rates and other risks associated with foreign operations;
•	our ability to satisfy contract performance criteria;
•	our ability to maintain a high level of product performance, particularly related to the continued success of our launch vehicle propulsion platforms;
•	an adverse decision in any patent infringement suit, or settlement of a patent infringement suit impacting our right to utilize technology, particularly in our fine chemicals segment;
•	intense competition from competitors in each of our businesses;
•	pricing pressures from our major customers, particularly in our GDX Automotive segment;
•	potential liabilities which could arise from any release or explosion of dangerous materials;
•	work stoppages at one or more of our facilities or at a facility of one of our significant customers; and
•	cost escalation and availability of suitable energy sources in the locations where we operate, particularly in Northern California, which has experienced power shortages in the recent past.

Additional risks may be described from time to time in a prospectus supplement or in our filings with the Securities and Exchange Commission. All of these risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.

Use of proceeds

Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;
•	acquisitions;
•	capital expenditures;
•	working capital; or
•	any other purpose we may specify in a prospectus supplement

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to reduce short-term indebtedness.

Ratio of earnings to fixed charges

and preferred stock dividends

The following table shows our consolidated ratio of earnings to fixed charges for the six months ended May 31, 2002 and for each of the five most recent fiscal years:

		Year ended November 30,
	Six Months ended
	May 31, 2002	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges	1.8	4.4	5.2	10.1	8.5	4.9

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income or loss from continuing operations before income, taxes, plus fixed charges. “Fixed charges” consist of interest expense, amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest expense. As of the date of this prospectus, we have no cumulative preference stock outstanding. As a result, our ratio of earnings to fixed charges and preferred stock dividends would have been the same as a ratio of earnings to fixed charges for the periods presented.

Dividend policy

During each quarter in 2000 and 2001 and for the first and second quarters of 2002, we paid a quarterly cash dividend on our common stock of $0.03 per share.

We have paid cash dividends every quarter since 1937. Our board of directors considers the payment of dividends based upon the earnings and financial condition of the company, as well as other relevant considerations. In addition, our senior credit facilities impose limitations on the payment of dividends.

Description of the debt securities that we may offer

The following description of the debt securities that we may offer, together with the additional information included in any prospectus supplement, describes the material terms and conditions of debt securities that we may issue but is not complete. For a complete description of the terms of the debt securities, please refer to the applicable indenture between us and a trustee to be selected under which the debt securities offered will be issued. A form of indenture relating to any senior debt securities to be issued has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. If we offer any subordinated debt securities, terms of subordination will be described in a prospectus supplement and a supplement to the indenture. Any indenture that we enter into for these purposes will not limit the aggregate amount of debt securities that may be issued. The debt securities may be issued from time to time in more than one series and may be issued at a discount from their stated principal amount and in any currency designated by us.

Our debt securities will be general unsecured obligations. Any senior debt securities that we offer will rank equal with all of our other unsecured, unsubordinated obligations. Any subordinated debt securities that we issue will rank junior in right of payment to all of our senior indebtedness to the extent and in the manner set forth in the applicable prospectus supplement and supplemental indenture. In addition, our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with the funds to satisfy our payment obligations. As a result, any debt securities that we issue will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

General

We may, in our discretion, issue several distinct series of debt securities under one or more indentures. The terms of the particular debt securities offered may vary from the terms described in this prospectus and may contain some or all of the following:

•	the title of the debt securities;
•	whether the debt securities are senior or subordinated debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the purchase price of the debt securities, expressed as a percentage of the principal amount;
•	the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;
•	if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;
•	if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates, the record dates for those interest payment dates and the basis upon which interest shall be calculated;
•	if other than the location specified in this prospectus, the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;
•	if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

•	the terms and conditions of any sinking fund, repurchase right or other similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;
•	the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars;
•	whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;
•	any additions or changes to the events of default in the respective indentures;
•	any additions or changes with respect to the other covenants in the respective indentures;
•	the terms and conditions, if any, upon which the debt securities may be convertible into cumulative preference stock, depositary shares, common stock or other securities;
•	the applicability of the defeasance and covenant defeasance provisions of the applicable indenture; and
•	any other terms of the debt securities consistent with the provisions of the applicable indenture not specified in this prospectus.

The prospectus supplement may also describe special federal income tax consequences of the debt securities, including any special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and
•	provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, will become due and payable.

In addition, the material U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars will be described in the applicable prospectus supplement.

Under any indenture, we will have the ability, in addition to the ability to issue debt securities, with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless the reopening was restricted when the series was created in the applicable supplemental indenture, in an aggregate principal amount determined by us. All debt securities issued under any particular indenture, including those issued pursuant to any reopening of a series, will vote together as a single class.

Conversion or exchange rights

The terms on which a series of notes may be convertible into or exchangeable for common stock or other of our securities will be described in a prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of common stock or other of our securities to be received by the holders of such series of notes would be subject to adjustment.

Consolidation, merger or sale

Unless otherwise noted in a prospectus supplement, the indenture will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor or acquirer of our assets must assume all of our obligations under the indenture or the debt securities, as appropriate.

Covenants

Under the indenture, we will agree to:

•	maintain an office or agency as a place of payment;
•	deposit sufficient funds with any paying agent or trust, on and before the due date for any principal, interest or premium;
•	pay all taxes and other assessments imposed on us or our subsidiaries or their properties;
•	maintain all business properties in working order;
•	preserve our existence, charter and statutory rights, and franchises, and cause our subsidiaries to do the same; and
•	comply with all applicable laws.

Any restrictive covenants applicable to any particular series of debt securities will be described in a prospectus supplement.

Events of default under the indenture

Unless otherwise indicated in a prospectus supplement, the following will be events of default under the indenture with respect to any series of debt securities issued:

•	failure to pay interest when due and such failure continues for 30 days and the time for payment has not been extended or deferred;
•	failure to pay the principal or premium, if any, when due;
•	failure to observe or perform any other covenant contained in the applicable series of debt securities or the indenture, other than a covenant specifically relating to another series of notes, if the failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;
•	if the series of notes is convertible into shares of common stock or other of our securities, our failure to deliver common stock or the other securities when the holder or holders of the debt securities elect to convert them into shares of common stock or other of our securities as provided in the applicable debt securities; and
•	certain events of bankruptcy, insolvency or reorganization of GenCorp., but not of our subsidiaries.

The supplemental indenture or the form of debt security for a particular series of debt securities may include additional events of default or changes to the events of default described above. If any additional or different events of default apply to a particular series of debt securities, they will be described in the prospectus supplement relating to that series.

If an event of default with respect to debt securities of any series occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us, and to the indenture trustee if notice is given by those holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless the default or event of default has been cured in accordance with the indenture.

Any waiver will be deemed to cure the default or event of default to which the waiver relates.

Subject to the terms of the indenture, as supplemented, if an event of default under the indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;
•	the trustee may take any other action deemed proper by it which is not inconsistent with the direction; and
•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of debt securities of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or another trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and the holders have offered reasonable indemnity to the trustee to institute the proceedings as trustee; and
•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with certain of the covenants in the indenture.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal,

interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series if:

•	no event of default has occurred or would occur as a result of this deposit or, in the case of an event of default relating to our bankruptcy, insolvency or reorganization, within 90 days of the deposit; and
•	we deliver an opinion of counsel that the tax matters described below are not applicable.

If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture and we will be released from our obligations to comply with the covenants described above, except for our obligations relating to registration of transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities and our obligations to maintain an office or agency in respect of the debt securities and hold moneys for payment in trust.

Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder may be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders may be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

Modification of indenture; waiver

We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;
•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series;
•	to provide for the assumption, by a successor person or the acquirer of all or substantially all of our assets, of our obligations under the indenture and the debt securities issued under the indenture;
•	to add to our covenants for the benefit of holders of debt securities of any series or to surrender any right or power conferred upon us; and
•	to comply with any requirement in connection with the qualification of an indenture under the Trust Indenture Act.

In addition, under the indenture, we may change the rights of holders of a series of debt securities and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

•	changing the stated maturity of the principal of, or any installment of interest on, any such series of debt securities; or
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities.

In addition, any reduction in the percentage of principal amount of debt securities, the holders of which are required to consent to any amendment, modification or waiver under the applicable indenture will require the affirmative consent of at least the percentage of debt securities which would originally have been required to make such consent, modification or waiver effective.

Form, exchange and transfer

Debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 and integral multiples of $1,000. The indenture will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to the series.

The following provisions will apply to depositary arrangements. A global security to be deposited with or on behalf of a depositary will be registered in its name. The depositary will, upon deposit of the global security, credit the accounts of the institutions that have accounts with the depositary. If the securities are sold directly by us, the accounts to be credited will be designated by the underwriters, agents or us.

Beneficial interest in global securities will be limited to participants or persons that hold interests through them. Ownership and transfer of beneficial interest will be recorded in the books maintained by the depositary or its nominee. The laws of some jurisdictions require physical delivery of securities that might impair transfers of beneficial interest in a global security.

The depositary registered as owner of such global security will be the sole owner for all purposes of the applicable indenture. Unless the prospectus supplement provides otherwise, each owner of beneficial interest must rely on the procedures of the depositary and participants in the depositary, if applicable, to exercise its rights as a holder of a global security.

To the extent material and not otherwise described in this prospectus, the prospectus supplement will describe the method of payment of principal, interest and premium, if any, and interest on a global security. Payments of principal, premium and interest on debt securities will be made to the registered depositary or its nominee.

We, the trustee, any paying agent and the registrar of debt securities will have no responsibility or liability to record payments made on account of beneficial ownership interests.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent, in addition to the security registrar, initially designated by us for any debt securities will be named in the applicable prospectus supplement, if any, or in the applicable supplemental indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business fifteen (15) days before the day of mailing of a notice of redemption of the debt securities that may be selected for redemption and ending at the close of business on the day of that mailing; or
•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

Information concerning the trustee

The trustee, other than when an event of default under the indenture has occurred and is continuing, will undertake to perform only such duties as are specifically set forth in the indenture and, upon an event of default under the indenture, will be required to use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and paying agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any notes on any interest payment date will be made to the person in whose name such notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the payment of the interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two (2) years after the principal, premium or interest has become due and payable will be repaid to us, and after that time the holder of the security may look only to us for payment of those amounts.

Governing law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

Subordination of subordinated debt securities

The payment of the principal of premium, if any, and interest on any subordinated debt securities will rank junior in right of payment to the prior payment in full of all senior indebtedness to the extent described in a prospectus supplement.

Description of the capital stock

and related rights that we may offer

As of the date of this prospectus, our authorized capital stock consists of 150.0 million shares of common stock, par value $0.10 per share, and 15.0 million shares of cumulative preference stock, par value $1.00 per share. Approximately 575,000 shares of the cumulative preference stock have been designated as Series A cumulative preference stock. As of June 25, 2002, approximately 43.2 million shares of common stock and no shares of cumulative preference stock were outstanding.

Common stock

Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared our board of directors, and are entitled upon our liquidation, dissolution or winding up to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any cumulative preference stock. Our senior credit facilities, however, impose some limitations on our ability to pay dividends.

Except as otherwise provided by law or stated below, the holders of our common stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote, voting jointly as a single class with the holders of shares of cumulative preference stock, without regard to series. The holders of our common stock do not have cumulative voting rights. The holders of our common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into our stock or any conversion rights with respect to any of our securities. Our common stock is not subject to redemption. All of our issued and outstanding common stock is fully paid and non-assessable.

Cumulative preference stock

Our cumulative preference stock may be issued from time to time in one or more series with such distinctive serial designations as are fixed by our Board of Directors and with such rights, preferences and limitations as are fixed by the Board of Directors or required by law. Satisfaction of dividend preferences of any outstanding cumulative preference stock would reduce the amount of funds available for the payment of dividends on our common stock. In addition, holders of cumulative preference stock would be entitled to receive a preferential payment before any payment is made to holders of common stock in the event of our voluntary or involuntary liquidation, dissolution or winding up.

Subject to limited exceptions, in addition to the right to vote, as a single class together with the common stock, for the election of directors and on all other matters submitted to a vote of the holders of common stock including the lease, sale, exchange, transfer or other disposition of all or substantially all of our property, assets or business or our consolidation or merger with or into another corporation, the affirmative vote of the holders of a majority of the cumulative preference stock, voting separately as a class, and in certain cases by series, is required to effect or validate certain actions, including, among other things,

•	the authorization or creation of any stock, or any security convertible into stock, ranking prior to the cumulative preference stock;

•	an increase in the number of authorized shares of cumulative preference stock or of any other stock of any class ranking prior to or on a parity with the cumulative preference stock or of any security convertible into stock of any class ranking prior to or on parity with the cumulative preference stock; or
•	the sale, lease or conveyance of all or substantially all of our property or business, or a consolidation or merger with any other company, subject to a limited number of exceptions. The affirmative vote of the holders of a super majority of the cumulative preference stock, voting separately as a class, and in some cases by series, is required for the alteration, amendment, or repeal of any provision of our Articles of Incorporation or specified provisions our Code of Regulations which would adversely affect the rights or preferences of that stock or series.

If the payment of six quarterly dividends, whether or not consecutive, is in default, the holders of the cumulative preference stock, voting separately as a class, in addition to all other voting rights, are entitled to call a special meeting of shareholders to elect two additional members to our Board of Directors. When all dividends on the cumulative preference stock in default have been paid, the holders power to elect the two additional directors at subsequent elections of directors becomes null and void until a new default occurs. The holders of cumulative preference stock do not have cumulative voting rights or any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or securities convertible into our stock.

Although the cumulative preference stock is designed to give us more flexibility in meeting our financial needs from time to time, the issuance of cumulative preference stock could have anti-takeover effects. The authority of the Board of Directors to issue additional cumulative preference stock could be used to dilute stock ownership of a person or entity seeking to take control of our company. The cumulative preference stock could be issued to persons or entities who would support the Board of Directors in opposing a takeover bid that the Board determines is not in our best interests or in those of our shareholders and employees.

The cumulative preference stock of any series may be redeemed in whole or in part, at our option, by vote of the Board of Directors, or by operation of any sinking fund provided for in any particular series of cumulative preference stock, at the time, or from time to time, at the redemption price or the respective redemption prices fixed by the Board of Directors or the sinking fund provisions as provided in the Articles of Incorporation upon notice given as provided in the Articles.

Shareholder rights plan

In January 1997, the Board of Directors extended our Shareholder Rights Plan for ten years. When the Shareholder Rights Plan was originally adopted in 1987, the directors declared a dividend of one Preferred Share Purchase Right, or Right, on each outstanding share of common stock, payable to shareholders of record on February 27, 1987. Rights outstanding as of November 30, 2001 and 2000 totaled 43.1 million and 42.4 million, respectively. The Shareholder Rights Plan provides that under the circumstances described below, each Right will entitle shareholders to buy one one-hundredth of a share of a new Series A Cumulative Preference Stock at an exercise price of $100 per Right. The Rights are exercisable only if a person or group acquires 20% or more of our common stock or announces a tender or exchange offer that will result in such person or group acquiring 30% or more of our common stock. We are entitled to redeem the Rights at two cents per Right at any time until 10 days after a 20% position has been acquired, unless the Board of Directors elects to extend that time period. However, no extension may exceed 30 days. If we are involved in certain transactions after the Rights become exercisable, a holder of Rights, other than Rights beneficially owned by a shareholder who has acquired 20% or more of our common stock, which Rights become void in that circumstance, is entitled to buy a number of acquiring company’s common shares, or our common stock, as the case may be, having a market value equal to twice the exercise price of each Right. The exercise of Rights therefore potentially have a dilutive effect. The Rights expire on February 18, 2007. Until a Right is exercised, the holder has no rights as a stockholder including, without limitation, the right to vote as a stockholder or to receive dividends.

As of November 30, 2001, 575,000 shares of $1.00 par value Series A Cumulative Preference Stock were reserved for issuance upon exercise of Preferred Share Purchase Rights.

Anti-takeover provisions in our charter and bylaws

Pursuant to our Articles of Incorporation, the Board of Directors is divided, with respect to the terms for which the directors severally hold office, into three classes as nearly equal in number as the total number of directors constituting the whole Board of Directors permits, with the three-year term of office of one class of directors expiring each year. This provision may be amended only by the affirmative vote of not less than 80% of our total voting power. In addition, our Code of Regulations, or bylaws, provides that:

•	directors may be removed, with or without cause, only by the affirmative vote of the holders of not less than 80% of our voting power entitled to elect directors in place of those being removed;
•	the Board of Directors may fix the number of directors within a range of seven to seventeen directors, to the extent consistent with applicable law; and
•	the size of the Board of Directors may be increased or decreased within the specified range only by the affirmative vote of a majority of the Board or by the holders of not less than 80% of our voting power.

Our Code of Regulations also contains provisions relating to the size of, and filling vacancies on, the Board of Directors and the removal of directors which may be amended only by the affirmative vote of not less than 80% of our voting power. Subject to compliance with this restriction, the provisions of our Code of Regulations may be amended at a meeting of the shareholders by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on the proposal, or by the written consent of the holders of record of shares entitling them to exercise two-thirds of the voting power on the proposal, subject to certain exceptions.

Although these provisions are intended to encourage potential acquiring persons to negotiate with our Board of Directors and to provide for continuity and stability of management, the combination of the provisions in our Articles of Incorporation and Code of Regulations may have an anti-takeover effect. By making it more time consuming for a substantial shareholder to gain control of the Board, these provisions may render more difficult, and may discourage, a proxy contest or the assumption of control of us or the removal of the incumbent Board of Directors.

Ohio control share statute

Section 1701.831 of the General Corporation Law of the State of Ohio requires the prior authorization of the shareholders of certain corporations in order for any person to acquire,

either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation. Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. The Articles of Incorporation and Code of Regulations do not contain a provision opting out of this statute.

Chapter 1704 of the General Corporation Law of the State of Ohio prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute, and we have not made this election; or
•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A Chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding. The application of Chapter 1704 and Section 1701.831 may have the effect of delaying, deferring or preventing our change of control involving our company.

Description of depositary shares we may offer

The following information outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of cumulative preference stock. The specific terms of any series of depositary shares will be described in the relevant prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ and supersede some or all of the terms presented below.

General

We may elect to offer fractional interests in shares of cumulative preference stock instead of whole shares of cumulative preference stock. If so, we will allow a depositary to issue depositary shares to the public, each of which will represent a fractional interest in a share of the relevant series of cumulative preference stock, as described in the relevant prospectus supplement, of a share of cumulative preference stock.

The shares of cumulative preference stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The relevant prospectus supplement relating to a series of depositary shares will mention the name and address of the depositary. Under the relevant deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a share of the cumulative preference stock underlying that depositary share, to all the rights and preferences of that cumulative preference stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the relevant deposit agreement.

Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our order, issue temporary depositary receipts substantially identical to and entitling their holders to all the rights pertaining to the definitive depositary receipts, but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and the temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and other distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the cumulative preference stock to the record depositary shareholders based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to the depositary shareholders of record.

If there is a distribution other than in cash, the depositary will distribute property to the depositary shareholders of record on a pro rata basis, unless the depositary determines that it is not feasible to make that distribution. In that case, the depositary may, with our consultation, adopt a method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from that sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to cumulative preference stockholders of the relevant series will be made available to depositary shareholders.

Withdrawal of stock

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of cumulative preference stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related cumulative preference stock series on the basis described in the relevant prospectus supplement, but holders of those whole cumulative preference stock shares will not afterward be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related cumulative preference stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess depositary share number.

Redemption; liquidation

The terms on which the depositary shares relating to the cumulative preference stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Conversion

The depositary shares, as such, are not convertible or exchangeable into our common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause the conversion or exchange of the cumulative preference stock represented by these depositary shares.

Voting

Upon receiving notice of any meeting at which cumulative preference stockholders of any series of cumulative preference stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in that notice to the depositary shareholders of record relating to that series of cumulative preference stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of cumulative preference stock underlying that holder’s depositary shares. The depositary will vote the cumulative preference stock shares underlying those depositary shares according to those instructions, and we will take actions we deem necessary to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that series of cumulative preference stock, it will abstain from voting those cumulative preference stock shares, unless otherwise mentioned in the relevant prospectus supplement.

Amendment and termination of deposit agreement

The depositary receipt form evidencing the depositary shares and the relevant deposit agreement may be amended by us and the depositary. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

•	we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;
•	all cumulative preference stock of the relevant series has been withdrawn;
•	there has been a final distribution in respect of the relevant series of cumulative preference stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the relevant depositary shareholders;
•	all outstanding depository shares have been converted into or exchanged for other securities; or
•	upon determination by us to terminate the deposit agreement.

Charges of depositary

We will pay all charges of each depositary in connection with the initial deposit and any redemption of the cumulative preference stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all reports and communications that we are required to furnish to our cumulative preference stockholders.

Neither any depositary nor we will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of each depositary under any deposit agreement will be limited to performance in good faith of its duties under that agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or cumulative preference stock unless it is provided with satisfactory indemnity. The depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting cumulative preference stock for deposit, depositary shareholders or other persons believed to be competent, and on documents believed to be genuine.

Title

We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.

Resignation and removal of depositary

A depositary may resign at any time by delivering to us notice of its election to resign, and we may remove a depositary, and resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

Description of stock purchase contracts and

stock purchase units we may offer

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, or our cumulative preference stock, at a future date or dates. The price per share of common stock or cumulative preference stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase our common stock or cumulative preference stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units to the extent not otherwise described in this prospectus.

Description of warrants that we may offer

General description of warrants

We may issue warrants for the purchase of debt securities, cumulative preference stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the Securities and Exchange Commission in connection with the offering of warrants.

Debt warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the designation and terms of the debt securities purchasable upon exercise of the warrants;
•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;
•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;
•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;
•	the dates on which the right to exercise the warrants will commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;
•	information relating to book-entry procedures, if any;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material United States federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants;
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•	any other information we think is important about the warrants.

Stock warrants

The prospectus supplement relating to a particular issue of warrants to issue common stock or cumulative preference stock will describe the terms of the common stock warrants and cumulative preference stock warrants, including the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the designation and terms of the common stock or cumulative preference stock that may be purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the number of common stock or cumulative preference stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;
•	the dates on which the right to exercise the warrants commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants;
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•	any other information we think is important about the warrants.

Exercise of warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or common stock or shares of cumulative preference stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our debt securities, cumulative preference stock or common stock, the holder will not have any rights as a holder of our debt securities, cumulative preference stock or common stock, as the case may be, by virtue of ownership of warrants.

Plan of distribution

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;
•	directly to purchasers, including our affiliates and shareholders, in a rights offering;
•	through agents; or
•	through a combination of any of these methods.

The prospectus supplement will include the following information when not otherwise described in this prospectus:

•	the terms of the offering;
•	the names of any underwriters, dealers or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price or initial public offering price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any commissions paid to agents.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of these methods, at a fixed public offering price, at market prices prevailing at the time of sale or at prices related to such market prices, at varying prices determined at the time of sale or at other negotiated prices. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriting syndicate is used, the managing underwriters will be specified on the cover of the prospectus supplement. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. In addition, dealers and agents named in a prospectus supplement may also be deemed to be underwriters within the meaning of the Securities Act. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed delivery contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

As one of the means of direct issuance of offered securities, we may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of the offered securities, if so described in the applicable prospectus supplement.

General information

Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange and the Chicago Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on the New York Stock Exchange and the Chicago Stock Exchange subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on the New York Stock Exchange and the Chicago Stock Exchange.

Legal matters

Except as set forth in the applicable prospectus supplement, Jones, Day, Reavis & Pogue, New York, New York will opine for us upon the validity of our debt securities, common stock, cumulative preference stock, and, warrants.

Experts

Ernst & Young LLP, independent auditors, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended November 30, 2001, as set forth in their report (which contains an explanatory paragraph that refers to the restatement of the consolidated financial statements for the years ended November 30, 2000 and 1999 as described in Note 2 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where you can find more information and

incorporation by reference

We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the Securities and Exchange Commission. We are required to disclose in such reports certain information, as of particular dates, concerning it operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the Securities and Exchange Commission. The address of such site is http://www.sec.gov. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. This information may also be obtained from us as described below.

We incorporate by reference the documents listed below that we have filed with the Securities and Exchange Commission (File No. 1-1520) and any filings that we make with the Securities and Exchange Commission on or after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until completion of resale of all of the notes by the selling securityholders under this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended November 30, 2001 (File No. 1-1520);
•	Our Annual Proxy Statement dated March 8, 2002;
•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 2002 and May 31, 2002 (File No. 1-1520);
•	Current Reports on Form 8-K dated December 3, 2001, March 8, 2002, March 28, 2002, April 3, 2002, April 18, 2002, April 24, 2002, May 20, 2002 and June 25, 2002 (File No. 1-1520); and;
•	the description of our capital stock contained in our Registration Statement on Form 10 and May 20, 1935, as amended by Amendment No. 1 on Form 8, dated March 29, 1989.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporate by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.

The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference.

You may request a copy of these filings, or any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

GenCorp Inc.

P.O. Box 537012
Sacramento, California 95853-7012
Attention: Secretary
(916) 355-4000

7,500,000 shares

Common stock

Prospectus supplement

JPMorgan	Wachovia Securities
BNY Capital Markets, Inc.

November 17, 2004

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.